                                 As filed with the Securities and Exchange Commission on June 4, 2001.
                                                                                                          Registration No. 333-
===================================================================================================================================
                                                  SECURITIES AND EXCHANGE COMMISSION
                                                        Washington, D.C. 20549
                                                        -----------------------
                                                               FORM S-3
                                                        REGISTRATION STATEMENT
                                                                 UNDER
                                                      THE SECURITIES ACT OF 1933
                                                        -----------------------
                                                         BARNES & NOBLE, INC.
                                        (Exact name of registrant as specified in its charter)
                      Delaware                                                                       06-1196501
           (State or other jurisdiction of                                                        (I.R.S. Employer
           incorporation or organization)                                                        Identification No.)
                                                           122 Fifth Avenue
                                                       New York, New York 10011
                                                            (212) 633-3300
         (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                                                        -----------------------
                                                            Leonard Riggio
                                           Chairman of the Board and Chief Executive Officer
                                                         BARNES & NOBLE, INC.
                                                           122 Fifth Avenue
                                                       New York, New York 10011
                                                            (212) 633-3300
                 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                                                        -----------------------
                                                              Copies To:
                                            Robinson Silverman Pearce Aronsohn & Berman LLP
                                                      1290 Avenue of the Americas
                                                       New York, New York 10104
                                                    Attention: Jay M. Dorman, Esq.
                                                     Telephone No.: (212) 541-2000
                                                     Facsimile No.: (212) 541-4630
                                    Approximate date of commencement of proposed sale to the public:
                               From time to time after the effective date of this Registration Statement.
          If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: [ ]
          If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule
415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: [X]
          If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  [ ]
          If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  [ ]
          If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box:  [ ]
                                                     CALCULATION OF REGISTRATION FEE
===================================== ======================== ========================= ======================= ====================
                                                                   Proposed Maximum             Proposed
         Title of Class of                    Amount                Offering Price         Maximum Aggregate          Amount of
    Securities to be Registered          to be Registered            Per Share(1)          Offering Price(1)      Registration Fee
===================================== ======================== ========================= ======================= ====================
5.25% Convertible Subordinated
Notes Due 2009                             $300,000,000                  100%                 $300,000,000              $75,000

Common Stock, $.001 par value           9,227,363 shares(2)             N/A                       N/A                     None(2)
===================================== ======================== ========================= ======================= ====================

(1)      Determined  pursuant to Rule 457(i) under the  Securities  Act of 1933,  as amended  (the  "Securities  Act"),  solely for the purpose of calculating the registration fee.
(2)      Represents  the  underlying  shares of Common Stock  originally  issuable  upon  conversion  of the Notes,  together with such additional  indeterminate number of shares as may become issuable upon conversion of the Notes by reason of adjustments to the conversion  price.  Pursuant to Rule 457(i),  no separate  registration  fee is required for the Common  Stock  issuable  upon conversion of the Notes because such shares will be issued for no additional consideration.

         The  Registrant  hereby  amends this  Registration  Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which  specifically  states that this Registration  Statement shall thereafter become  effective in  accordance  with Section 8(a) of the  Securities  Act of 1933 or until the  Registration  Statement  shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed.  These securities may not be sold until the registration statement filed with the Securities Exchange Commission is effective.  This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

                                               SUBJECT TO COMPLETION DATED JUNE 4, 2001

                                                         BARNES & NOBLE, INC.

                                                             $300,000,000
                                             5.25% Convertible Subordinated Notes Due 2009
                                                                  and
                                9,227,363 Shares of Common Stock issuable upon Conversion of the Notes

     We issued the notes in private  placements in March 2001. This prospectus  will be used by the selling  securityholders  to resell their notes and the common stock issuable upon conversion of the notes.

     We will pay interest on the notes on March 15 and September 15 of each year. The first interest payment will be made on September
15, 2001. The notes will mature on March 15, 2009.

     The notes are convertible at any time prior to maturity, at the option of the holders, into shares of our common stock, at a conversion price of $32.512 per share, subject to certain adjustments. The notes are subordinated to our senior indebtedness and structurally subordinated to all indebtedness and other liabilities of our subsidiaries.

     We may redeem the notes on or after March 20, 2004. Holders may require us to repurchase the notes upon a change in control.

     Our common stock is listed on the New York Stock Exchange under the symbol "BKS." The last reported sale price of our common stock on The New York Stock Exchange on May 31, 2001 was $32.15 per share.

     The Securities offered in this Prospectus involve a high degree of risk. See "Risk Factors" beginning on page 4.

         NEITHER THE  SECURITIES  AND EXCHANGE  COMMISSION  NOR ANY STATE  SECURITIES  COMMISSION  HAS APPROVED OR DISAPPROVED OF THESE
SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE.  ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                             The date of this Prospectus is _______, 2001.

     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS.  WE HAVE NOT AUTHORIZED
ANYONE TO PROVIDE YOU WITH DIFFERENT INFORMATION.  WE ARE NOT MAKING AN OFFER OF THESE SECURITIES IN ANY STATE WHERE THE OFFER IS NOT
PERMITTED.  YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS IS ACCURATE AS OF
ANY DATE OTHER THAN THE DATE ON THE FRONT OF THIS PROSPECTUS, REGARDLESS OF THE TIME OF DELIVERY OF THIS PROSPECTUS.

                                                           TABLE OF CONTENTS

                                                                                                            Page

SUMMARY...................................................................................................................1

RISK FACTORS..............................................................................................................4

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

     UNLESS STATED OTHERWISE, REFERENCES IN THIS PROSPECTUS TO "BARNES & NOBLE," "WE," "US," OR "OUR" REFER TO BARNES & NOBLE, INC., A
DELAWARE CORPORATION, AND ITS SUBSIDIARIES.

                                                                  -i-

                                                                SUMMARY

     This summary is not complete and may not contain all of the information that you should consider before making an investment decision. You should read this entire Prospectus carefully, including the "Risk Factors" section and the financial statements and notes to these statements contained or incorporated by reference in this Prospectus or in our filings with the Securities and
Exchange Commission. All store counts are as of February 3, 2001.

                                                            Barnes & Noble

     We are the nation's largest bookseller*, with 908 bookstores in all 50 states and the District of Columbia. Over the last 30 years, we have endeavored to make the Barnes & Noble name synonymous with "books." Our book-selling business consists principally of the retail sale of trade books, mass market paperbacks, children's books, bargain books and magazines. We operate 569 book "super"
stores under the trade names Barnes & Noble Booksellers, Bookstop and Bookstar, which together, for fiscal year 2000, generated 87.6%
of our total bookstore sales. We also operate 339 smaller stores, primarily located in shopping malls, under the B. Dalton
Bookseller, Doubleday Book Shops and Scribner's Bookstore trade names. Our Barnes & Noble brand and our bookstores are complemented by the extensive reach of Barnes & Noble.com, one of the largest online booksellers in the world, of which we own approximately 36%.
In addition, we are the nation's largest operator of video game and entertainment software specialty stores, with 978 locations under the Babbage's, Software Etc., GameStop, and FuncoLand trade names.

     We are the largest operator of book superstores in the United States*. Our superstores offer a unique "community" atmosphere by providing products and services designed to make our stores neighborhood institutions. Our superstores range in size from 10,000 to
60,000 square feet, with stores opening within the past four years averaging 25,000 square feet. Our typical superstore offers a comprehensive title base tailored to the individual market, ranging from 60,000 to 200,000 titles, a café, a children's section, a music department and a magazine department. These product offerings, together with a calendar of ongoing events, including author appearances and children's activities, foster a community atmosphere which we believe drives customer traffic and sales. They also promote customer loyalty, provide word-of-mouth publicity and generate media coverage. We are the nation's second-largest operator of specialty coffee caf&eacute;s, a leading specialty magazine retailer and a leading retailer of classical, jazz and showtune music. Readers'
Advantage, our new membership loyalty program, gives our members an additional 10% discount in our stores and a 5% discount on the
Barnes & Noble.com Web site.  Readers' Advantage also offers other benefits and invitations to member-only events.

     As a result of our acquisition of Babbage's Etc. in October 1999 and Funco in June 2000, we are the nation's largest video game and PC entertainment specialty retailer. We own and operate 978 stores, ranging in size from 500 to 5,000 square feet (averaging
1,500 square feet), under the Babbage's, Software Etc., GameStop and FuncoLand brands as well as through the gamestop.com Web site.
Additionally, we own Game Informer, one of the largest video game magazines with a circulation of over 200,000. (We refer to this part of our business in this prospectus as our video game and entertainment segment or VG&E segment.)  We are well positioned to take advantage of this growing retail segment. Our mall stores are targeted toward 14-to-34 year-old men and women who are educated, computer literate, are in upper income levels and are consumers of information, education and entertainment products. Our strip center stores are targeted toward a budget-conscious, broader demographic base of consumers.

    Barnes & Noble.com ranks among the world's top e-commerce sites. Barnes & Noble.com is the premier bookseller on the America
Online proprietary network and on the Yahoo! directory and is a featured merchant on Yahoo! Shopping. We own approximately 36% of
Barnes & Noble.com. Our partner in this venture, Bertelsmann AG, also owns approximately 36% and public stockholders own the remainder. We consider Barnes & Noble.com

________________________

*  Based on information in trade publications and public filings.

                                                                  -1-

to be an important broadcast channel for the Barnes & Noble brand. In October 2000, we announced plans to leverage Barnes & Noble.com's technology and distribution channels in our stores. We account for our interest in
Barnes & Noble.com under the equity method of accounting.

     Our principal executive offices are located at 122 Fifth Avenue, New York, New York 10011. Our telephone number is (212)
633-3300. We maintain a Web site on the Internet at www.barnesandnobleinc.com. Our Web site, and the information contained on it, are not to be considered part of this prospectus.

                                                                  -2-

                                                             The Offering

     The following is a brief summary of some of the terms of the notes offered for resale in this prospectus.  For a more complete description of the terms of the notes, see "Description of Notes" in this prospectus.

Securities offered                               $300,000,000 aggregate principal amount of 5.25% Convertible Subordinated Notes due March 15, 2009.

Interest                                         The notes will bear interest at an annual rate of 5.25%. Interest is payable on
                                                 March 15 and September 15 of each year, beginning September 15, 2001.

Maturity date                                    March 15, 2009

Conversion rights                                Holders may convert all or some of their notes at any time prior to the close of business on the business day immediately preceding the maturity date at a conversion price of $32.512 per share. The initial conversion price is equivalent to a conversion rate of 30.7579 shares per $1,000 principal amount of notes. The conversion price is subject to adjustment. Upon conversion, you will not receive any cash representing accrued interest.

Optional redemption                              We may redeem the notes on or after March 20, 2004, at the redemption prices set forth in this prospectus.

Change in control                                Upon a change in control, we may be required to make an offer to purchase each holder's notes at a price equal to 100% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of purchase.

Subordination                                    The notes will be unsecured obligations of Barnes & Noble, Inc. The notes will be subordinated in right of payment to all existing and future senior indebtedness and structurally subordinated to all existing and other indebtedness and other liabilities of our subsidiaries. As of February 3, 2001,
                                                 Barnes & Noble, Inc. had senior indebtedness of approximately $666.9 million.
                                                 The indenture governing the notes will not limit our or our subsidiaries'
                                                 ability to incur senior indebtedness or other debt.

Use of proceeds                                  We will not receive any of the proceeds from the sale by the selling securityholders of the notes or the common stock underlying the notes.

     Investment in the notes involves certain risks. You should carefully consider the information under "Risk Factors" beginning on page 4 of this prospectus.

                                                                  -3-

                                                             RISK FACTORS

     You should carefully consider the risks described below before purchasing the notes or common stock underlying the notes. If any of the following risks actually occurs, our business, financial condition or results of future operations could be materially and adversely affected. In such case, the trading price of the notes and our common stock could decline, and you could lose all or part of your investment.

     This prospectus also contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks faced by us described below.

                                                 Risk Factors Relating to Our Business

Intense competition from traditional retail sources and the Internet may adversely affect our business.

     The retail book business is highly competitive. We face direct competition from other superstores, such as Borders Group and
Books-A-Million. We also face competition from mass merchandisers, such as Wal-Mart and Costco, some of which may have greater financial and other resources than us. B. Dalton Bookseller, Doubleday Book Shops and Scribner's Bookstores face direct competition from the Walden division of Borders Group, as well as regional chains and superstores. Our bookstores also compete with specialty retail stores that offer books in particular subject areas, independent single store operators, variety discounters, drug stores, warehouse clubs, mail order clubs and other retailers offering books and music. In addition, our bookstores may face competition from the expanding market for electronic books.

     The interactive entertainment industry is intensely competitive and subject to rapid changes in consumer preferences and frequent new product introductions. We compete with mass merchants and regional chains, including Wal-Mart, Kmart and Target, other video game and PC software specialty stores located in malls and other locations, including Electronics Boutique, toy retail chains, including
Toys 'R' Us and KB Toys, mail-order businesses, catalogs, direct sales by software publishers, online retailers, and computer product and consumer electronics superstores, including Best Buy and Circuit City. In addition, video games are available for rental from many video stores, can be downloaded from interactive sites accessible on the Internet and may also be distributed through other methods which may emerge in the future. Our VG&E segment also competes with sellers of previously played video game merchandise. Some of our competitors in the video game business have longer operating histories and may have greater financial resources than us.
Additionally, our VG&E segment competes with other forms of entertainment activities, including movies, television, theater, sporting events and family entertainment centers.

     We also face competition from the Internet. The online commerce market is rapidly evolving and intensely competitive, with few barriers to entry. We believe that many small Web sites and several large Web sites currently offer and sell most of the same products we offer. Moreover, companies that control access to Internet commerce transactions through network access or Web browsers currently promote, and will likely continue to promote, certain of our competitors. We are aware that certain of our competitors have and may continue to adopt aggressive pricing or inventory availability policies and devote substantially more resources to Web site and systems development than we do.

If we are unable to continue to open new superstores, our growth may decline.

     Our growth depends in part on our ability to open new superstores. We opened 38 superstores in 1999 and 32 superstores in 2000.
We intend to open approximately 40 to 45 superstores in fiscal year 2001. The rate of our expansion will depend upon several factors, including general economic and business conditions affecting consumer confidence and spending, the availability of desirable locations, the negotiation of acceptable lease terms, the availability of qualified management personnel and our ability to manage the operational aspects of our

                                                                  -4-

growth. The rate of our expansion will also depend upon the availability of adequate capital, which in turn will depend in large part upon cash flow generated by our business.

     Our future results will depend on several factors,  including success in implementing our expansion strategy. If stores are opened at a lower rate than expected,  sales at new stores reach targeted levels more slowly than expected (or fail to reach targeted  levels)
or related overhead costs increase in excess of expected  levels,  our ability to successfully  implement our expansion  strategy would suffer.  In addition,  we expect to open new  superstores  in certain  markets in which we are already  operating  stores,  which could adversely  affect sales at those existing stores.  We cannot assure you that we will sustain our expected rate of superstore  growth or that we will achieve and sustain  acceptable  levels of  profitability,  particularly  as other leading  national and regional book and music store chains develop and open superstores.

We may face limitations on our ability to integrate acquired businesses.

     We cannot guarantee that we will be able to successfully integrate the businesses that we have acquired or may acquire into our existing business or that any acquired businesses will be profitable. The successful integration of acquired businesses depends on our ability to manage these new businesses. If we are unable to do so, our business, financial condition and results of operations could be adversely affected.

Our operations and growth strategy depend on the availability of adequate capital.

     Our operations and growth strategy require adequate capital, the availability of which depends on our ability to generate cash flow from operations, borrow funds on satisfactory terms and raise funds in the capital markets. We may need additional seasonal borrowing capacity beyond the funds currently available under our senior secured revolving credit facility to fund our anticipated working capital requirements.

Our business is highly seasonal.

     Our business is highly seasonal with sales and earnings generally highest in the fourth quarter and lowest in the first quarter.
During fiscal 2000, approximately 36.7% of our sales and approximately 69.5% of our operating income, excluding the effect of the impairment charge recorded at year-end, were generated in the fourth quarter. Our results of operations depend significantly upon the holiday selling season in the fourth quarter. If we experience less than satisfactory net sales during the fourth quarter, we may not be able to sufficiently compensate for lower revenues during the first three quarters of the year. Our expansion program generally is weighted with store openings in the second half of the fiscal year, which may increase the effect of seasonality.

The video game industry is dependent on new releases, which may cause significant fluctuation in our VG&E segment's results.

     Our VG&E business depends upon the continued introduction and supply of new and enhanced video game and PC hardware and interactive entertainment software. After a new generation system is introduced, sales of new generation hardware and related titles steadily increase, while sales of prior generation hardware and related video game titles steadily decrease. Our VG&E business could suffer due to the failure of manufacturers to introduce or supply new or enhanced video game systems, a decline in the continued
technological development and use of multimedia PCs, the failure of software publishers to develop popular game and entertainment titles for current or future generation game systems or PCs or the lack of the availability or timeliness of new product releases at our stores.

Our business is dependent upon consumer spending patterns.

     Sales of books and video games may depend upon discretionary consumer spending, which may be affected by general economic conditions, consumer confidence and other factors beyond our control. A decline in

                                                                  -5-

consumer spending on books and VG&E products could have a material adverse effect on our financial condition and results of operations.

     In addition, the interactive entertainment industry is characterized by swiftly changing technology, evolving industry standards, frequent new product introductions and rapid product obsolescence, which requires us to respond quickly to technological changes and to understand their impact on our customers' preferences. In particular, many video games and other entertainment software are readily available on the Internet. If this technology continues to expand our customers' ability to access software through other sources, the revenues and earnings of our VG&E segment could decline.

Delays in new product shipments may adversely affect VG&E financial results.

     Our VG&E segment relies heavily upon its suppliers to provide it with new products as quickly as possible. The loss of any of our suppliers could reduce our product offerings, which could cause us to be at a competitive disadvantage. In addition, the financial performance of our VG&E segment largely depends upon the business terms it can obtain from suppliers, including competitive prices, unsold product return policies, advertising and market development allowances, freight charges and payment terms. Our failure to maintain favorable business terms with our suppliers could adversely affect our ability to offer products to consumers at competitive prices. To the extent that our distributors rely on overseas sources for a large portion of their products, any event causing a disruption of imports, including the imposition of import restrictions in the form of tariffs or quotas or both and currency fluctuations, could hurt our business.

We may be unable to protect our intellectual property, which could harm our brand and reputation.

     We regard our intellectual property, particularly our license to the service mark for "Barnes & Noble," as critical to our marketing strategy. To protect our proprietary rights, we rely generally on copyright, trademark and trade secret laws. We license the "Barnes & Noble" service mark from an entity controlled by Leonard Riggio, our chairman and chief executive officer. Our failure or inability to maintain or protect our proprietary rights could materially decrease their value, and our brand and reputation could be impaired as a result.

Barnes & Noble.com faces various risks as an Internet retailer.

     We own approximately a 36% interest in Barnes & Noble.com. Barnes & Noble.com may require additional funding in the future to sustain or grow its business. We may choose to make additional investments in Barnes & Noble.com or enter into other arrangements with Barnes & Noble.com.

    Barnes & Noble.com's business risks include:

     •  risks associated with a limited operating history, accumulated deficit and anticipated losses;

     •  competition from other Internet-based companies and traditional retailers;

     •  risks associated with a failure to manage growth effectively;

     •  potential fluctuations in quarterly results;

     •  dependence on strategic alliances;

     •  risks of the Internet as a medium for commerce;

     •  risks associated with the need to keep pace with rapid technological change;

                                                                  -6-

     •  Internet security risks;

     •  risks of system failure or inadequacy;

     •  risks associated with the maintenance of domain names;

     •  government regulation and legal uncertainties with respect to the Internet; and

     •  collection of sales or other taxes by one or more states or foreign jurisdictions.

If any of these risks materializes, it could have an adverse effect on Barnes & Noble.com.

Our business depends upon, and is significantly influenced by, our chairman of the board and chief executive officer.

     Our future success depends to a significant extent on the continued services of our senior management and other key personnel, particularly Leonard Riggio, our founder, chairman of the board and chief executive officer. Mr. Riggio is widely known in the bookselling industry. His guiding vision for the Barnes & Noble superstore concept, leadership, knowledge of the industry and business contacts have been, and will continue to be, critical to our success. Mr. Riggio does not have an employment agreement with
us. The loss of Mr. Riggio's services could have an adverse effect on our business, financial condition and results of operations.

     Mr. Riggio beneficially owns approximately 24.3% of the voting power of our outstanding shares of common stock. As a result, he has a significant influence over all matters submitted to our stockholders, including the election of directors and the approval of any merger or consolidation involving us and the sale of all or substantially all of our assets. Mr. Riggio may also have an interest in our pursuing acquisitions, divestitures, financings or other transactions that, in his judgment, could enhance his equity investments, even though such transactions might involve risks to you as a note holder.

     We and our subsidiaries have entered into and may, in the future, enter into various transactions and agreements with entities wholly or partially owned by Mr. Riggio. We believe that the transactions and agreements that we have entered into were on terms that were at least as favorable to us as could reasonably have been obtained at such time from third parties. The indenture governing the notes will not restrict our ability to enter into transactions with affiliates.

                                                  Risk Factors Relating to the Notes

If we are unable to pay all of our debts, you will receive payment on your notes only if we have funds remaining after we have paid our existing and future senior indebtedness.

     The notes will be unsecured and subordinated in right of payment to all of our existing and future senior indebtedness. The indenture defines senior indebtedness as all indebtedness of Barnes & Noble, Inc. other than any indebtedness that expressly states that it is subordinated to the notes. In the event of our bankruptcy, liquidation or reorganization or upon acceleration of the notes due to an event of default under the indenture and in certain other events, our assets will be available to pay obligations on the notes only after all senior indebtedness has been paid. As a result, there may not be sufficient assets remaining to pay amounts due on any or all of the outstanding notes. The notes also will be structurally subordinated to all liabilities, including trade payables, of our subsidiaries. The indenture governing the notes will not limit our or our subsidiaries' ability to incur debt, including senior indebtedness. If we or our subsidiaries were to incur additional debt or liabilities, our ability to pay our obligations on the notes could be adversely affected. As of February 3, 2001, Barnes & Noble, Inc. had approximately $666.9 million of senior indebtedness outstanding. See "Description of the Notes - Subordination of Notes."

                                                                  -7-

Our indebtedness and the restrictions imposed by the terms of our debt could adversely affect our financial health and our ability to respond to changes in our business.

     As a result of our level of debt and the terms of our senior credit facility:

     •  our vulnerability to adverse general economic conditions and competitive pressures is heightened;

     •  we will be required to dedicate a portion of our cash flow from operations to repayment of debt, limiting the availability of cash for other purposes;

     •  we are and will continue to be governed by restrictive covenants that require us to maintain certain financial ratios and limit our ability to, among other things, borrow additional funds, make capital expenditures, pay dividends, make investments, purchase our stock, prepay the notes, consummate asset sales or conduct mergers and acquisitions;

     •  our flexibility in planning for, or reacting to, changes in our business and industry will be limited;

     •  we are sensitive to fluctuations in interest rates because some of our debt obligations are subject to variable interest rates; and

     •  our ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions, general corporate purposes or other purposes may be impaired.

     We cannot assure you that our leverage and such restrictions will not materially and adversely affect our ability to finance our future operations or capital needs or to engage in other business activities. In addition, we cannot assure you that additional financing will be available when required or, if available, will be on terms satisfactory to us. Further, even if we were able to obtain additional financing, we may be required to use proceeds to repay a portion of our debt.

If an active trading market for the notes does not develop, then the market price of the notes may decline or you may be unable to sell your notes.

     The initial purchasers of the notes have advised us that they currently intend to make a market in the notes. However, the initial purchasers are not obligated to make a market and may discontinue this market making activity at any time without notice. In addition, market-making activity by the initial purchasers will be subject to the limits imposed by U.S. federal securities laws. As a result, we cannot assure you that any market for the notes will develop or, if one does develop, that it will be maintained. In addition, the notes may only be transferred or resold in transactions registered under, or exempt from, U.S. federal and applicable state securities laws. If an active market for the notes fails to develop or be sustained, the trading price of the notes could decline significantly.

Because of fluctuations in our stock price, the market price of the notes and our common stock may be lower than you expected.

     The trading price of our common stock has been, and in the future could be, subject to substantial fluctuations because of:

     •  changing market conditions in the retail book and VG&E businesses;

     •  quarterly variations in operating results;

                                                                  -8-

     •  adverse business developments;

     •  changes in financial estimates by securities analysts;

     •  new products or strategies introduced by us or our competitors;

     •  the timing of new store openings;

     •  announcements of technological innovations;

     •  transactions by corporate insiders; and

     •  sales of substantial amounts of our common stock in the public market or the prospect of such sales.

     The stock market has from time to time experienced extreme price and volume fluctuations which have often been unrelated to the operating performance of particular companies. Our stock has also experienced significant price fluctuations. In addition, any announcement with respect to any variance in revenue or earnings from levels generally expected by securities analysts for a given period could have an immediate and significant effect on the trading price of our common stock and the notes. Fluctuations specific to us and/or our industry may materially and adversely harm the price of our common stock and the notes.

We may be unable to purchase the notes upon a change in control.

     Upon a change in control, you may require us to purchase all or a portion of your notes. If a change in control were to occur, we may not have enough funds to pay the purchase price for all tendered notes. Our senior credit facility prohibits the purchase of the notes upon a change in control. If a change in control occurs at a time when we are prohibited from purchasing the notes, we could seek consent under our senior credit facility. If we do not obtain consent, we may not be able to purchase the notes. Our failure to purchase tendered notes would constitute an event of default under the indenture, which might constitute a default under the terms of our other debt. In such circumstances, or if a change in control would constitute an event of default under our senior indebtedness, the subordination provisions of the indenture would restrict payments to you. The term "change in control" is limited to certain specified transactions and may not include other events that might harm our financial condition. Our obligation to offer to purchase the notes upon a change in control may not preserve the value of the notes in the event of a highly leveraged transaction, reorganization, merger or similar transaction involving us. See "Description of the Notes - Purchase of Notes at Your Option Upon a
Change in Control."

We have anti-takeover provisions that could delay or prevent a change in control, even if it would be beneficial to you.

     Our charter, bylaws and shareholder rights agreement and Delaware corporate law contain provisions that could delay or make more difficult the removal of incumbent directors as well as a merger, tender offer or proxy contest, even if these events could be viewed as beneficial by our stockholders. These provisions may make it more difficult or expensive for a third party to acquire a majority of our outstanding common stock. Among other things, our board of directors has the power to issue preferred stock in one or more series with designations, relative voting rights, dividend rates, liquidation and other rights, preferences and limitations that the board may fix without stockholder approval. Issuance of this "blank check" preferred stock could materially limit the rights of the holders of our common stock and render more difficult or discourage an attempt to obtain control of us by means of a tender offer, merger, proxy contest or otherwise. In addition, our charter and bylaws contain provisions that could impede a takeover or change in control, including, among other things, a classified board of directors and a requirement that the provisions relating to the classified board of directors be amended only by the affirmative vote of holders of at least 80% of the voting power of our outstanding common stock. These anti-takeover provisions may delay, prevent or deter a merger, acquisition, tender offer, proxy contest or other

                                                                  -9-

transaction that might otherwise result in holders of our common stock receiving a premium over the market price for their common stock, which could depress the market price of our common stock and the notes. See "Description of Capital Stock" and also "- Our business depends upon, and is significantly influenced by, our chairman of the board and chief executive officer."

                                                       CAUTIONARY NOTE REGARDING
                                             FORWARD-LOOKING STATEMENTS AND INDUSTRY DATA

     This prospectus, including the section entitled "Summary", contains forward-looking statements. These statements relate to future events or our future financial performance, and involve known and unknown risks, uncertainties, and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. These risks and other factors include, among other things, those listed in "Risk Factors".  In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "expects," "intends," "plans," "anticipates," "believes," "estimates," "predicts,"
"potential," "continue," or the negative of these terms or other comparable terminology. These statements are only predictions.
Actual events or results may differ materially. In evaluating these statements, you should specifically consider various factors, including the risks outlined above in "Risk Factors." These factors may cause our actual results to differ materially from any forward-looking statement.

     Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. We are under no duty to update any of the forward-looking statements after the date of this prospectus.

                                                            USE OF PROCEEDS

     We will not receive any proceeds from the sale by any selling securityholder of the notes or the underlying common stock.

                                                  RATIO OF EARNINGS TO FIXED CHARGES

     Our ratio of earnings to fixed charges for each of the periods indicated is as follows:

                                                                                      Fiscal Year Ended
                                                                                      -----------------

                                                          February 1,    January 31,    January 30,     January 29,    February 3,
                                                          1997           1998           1999            2000           2001
                                                          ----           ----           ----            ----           ----

Ratio of Earnings to Fixed Charges (1)                    1.70x          1.89x          2.95x           3.10x          1.47x

(1)  For purposes of calculating the ratio of earnings to fixed charges, earnings represent income before income taxes plus fixed charges. Fixed charges consist of interest expense and the portion of rental expense which management believes is representative of the interest component.

                                                                  -10-

                                                         DESCRIPTION OF NOTES

     The notes were issued under an indenture, dated as of March 14, 2001, between us and United States Trust Company of New York, as trustee. The following summarizes some, but not all, provisions of the notes and the indenture. We urge you to read the indenture because it, and not this description, defines your rights as a holder of the notes. A copy of the indenture has been filed as an exhibit incorporated by reference to this registration statement.  In this section entitled "Description of the Notes," when we refer to "Barnes & Noble," "we," "our," or "us," we are referring to Barnes & Noble, Inc. and not any of its subsidiaries.

General

     We issued notes with a principal amount of $300,000,000.  The notes are unsecured general obligations of Barnes & Noble and are subordinated in right of payment as described under "- Subordination of Notes." The notes are convertible into common stock as described under "- Conversion of Notes." The notes have been and will be issued only in denominations of $1,000 or in multiples of
$1,000. The notes mature on March 15, 2009, unless earlier redeemed at our option by us or purchased by us at your option upon a change in control.

     The indenture does not limit our or our subsidiaries' ability to pay dividends, incur debt or issue or repurchase securities. In addition, there are no financial covenants in the indenture. You are not protected under the indenture in the event of a highly leveraged transaction or a change in control of Barnes & Noble, except to the extent described under "- Purchase of Notes at Your
Option Upon a Change in Control."

     The notes bear interest at the annual rate of 5.25% subject to increases described in "- Registration Rights" below. Interest will be payable on March 15 and September 15 of each year, beginning September 15, 2001, subject to limited exceptions if the notes are converted, redeemed or purchased prior to the interest payment date. The record dates for the payment of interest will be March 1 and September 1. We may, at our option, pay interest on the notes by check mailed to the holders. However, a holder with an aggregate principal amount in excess of $2,000,000 will be paid by wire transfer in immediately available funds at its election. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

     We will maintain an office in The City of New York where the notes may be presented for registration, transfer, exchange or conversion.  This office is initially an office or agency of the trustee.

Conversion of Notes

     You will have the right, at your option, to convert your notes into shares of common stock at any time prior to maturity, unless previously redeemed or purchased, at the conversion price of $32.512 per share, subject to the adjustments described below.

     Except as described below, we will not make any payment or other adjustment for accrued interest or dividends on any common stock issued upon conversion of the notes. If you submit your notes for conversion between a record date and the opening of business on the next interest payment date, you must pay funds equal to the interest payable on the converted principal amount, except if the submitted notes or portions of notes are called for redemption or are subject to purchase following a change in control on a date during the period from the close of business on a record date and ending on the opening of business on the first business day after the next interest payment date, or if this interest payment date is not a business day, the second business day after the interest payment date. As a result of the foregoing provisions, if the exception described in the preceding sentence does not apply and you surrender notes for conversion on a date that is not an interest payment date, you will not receive any interest for the period from the interest payment date next preceding the date of conversion to the date of conversion or for any later period.

                                                                  -11-

     We will not issue fractional shares of common stock upon conversion of notes. Instead, we will pay a cash amount based upon the closing market price of the common stock on the last trading day prior to the date of conversion.

     If the notes are called for redemption or are subject to purchase  following a change in control,  your  conversion  rights on the notes  called for  redemption  or so subject to  purchase  will expire at the close of  business  on the last  business  day before the redemption  date or purchase date, as the case may be, unless we default in the payment of the redemption  price or purchase  price. If you have submitted  your notes for purchase upon a change in control,  you may only convert your notes if you withdraw your election in accordance with the indenture.

     The conversion price will be adjusted upon the occurrence of:

     (1) the issuance of shares of our common stock as a dividend or distribution on our common stock;

     (2) the subdivision or combination of our outstanding common stock;

     (3) the issuance to all or substantially all holders of our common stock of rights or warrants entitling them for a period of not more than 60 days to subscribe for or purchase our common stock, or securities convertible into our common stock, at a price per share or a conversion price per share less than the then current market price per share, provided that the conversion price will be readjusted to the extent that such rights or warrants are not exercised prior to the expiration;

     (4) the distribution to all or substantially all holders of our common stock of shares of our capital stock, evidences of indebtedness or other non-cash assets, or rights or warrants, excluding:

         •  dividends, distributions and rights or warrants referred to in clause (1) or (3) above;

         •  dividends or distributions exclusively in cash referred to in clause (5) below; and,

         •  distribution of rights to all holders of common stock pursuant to an adoption of a shareholder rights plan;

     (5) the dividend or distribution to all or substantially all holders of our common stock of all-cash distributions in an aggregate amount that together with (A) any cash and the fair market value of any other consideration payable in respect of any tender offer by us or any of our subsidiaries for our common stock consummated within the preceding 12 months not triggering a conversion price adjustment and (B) all other all-cash distributions to all or substantially all holders of our common stock made within the preceding 12 months not triggering a conversion price adjustment, exceeds an amount equal to
         10% of our market capitalization on the business day immediately preceding the day on which we declare such distribution; and

     (6) the purchase of our common stock pursuant to a tender offer (within the meaning of the U.S. federal securities laws) made by us or any of our subsidiaries to the extent that the same involves aggregate consideration that together with (A) any cash and the fair market value of any other consideration payable in respect of any tender offer by us or any of our subsidiaries for our common stock consummated within the preceding 12 months not triggering a conversion price adjustment and (B)
         all-cash distributions to all or substantially all holders of our common stock made within the preceding 12 months not triggering a conversion price adjustment, exceeds an amount equal to 10% of our market capitalization on the expiration date of such tender offer.

                                                                  -12-

     In the event of:

         •  any reclassification of our common stock, or

         •  a consolidation, merger or combination involving Barnes & Noble, or

         •  a sale or conveyance to another person of the property and assets of Barnes & Noble as an entirety or substantially as an entirety,

in which holders of our outstanding common stock would be entitled to receive stock, other securities, other property, assets or cash for their common stock, holders of notes will generally be entitled to convert their notes into the same type of consideration received by common stockholders immediately prior to one of these types of events.

     We are permitted to reduce the conversion price of the notes by any amount for a period of at least 20 days if our board of directors determines that such reduction would be in the best interest of Barnes & Noble. We are required to give at least 15 days prior notice of any reduction in the conversion price. We may also reduce the conversion price to avoid or diminish income tax to holders of our common stock in connection with a dividend or distribution of stock or similar event.

     You may, in some circumstances, be deemed to have received a distribution or dividend subject to United States federal income tax as a result of an adjustment or the nonoccurrence of an adjustment to the conversion price.

     No adjustment in the conversion price will be required unless it would result in a change in the conversion price of at least one percent. Any adjustment not made will be taken into account in subsequent adjustments. Except as stated above, we will not adjust the conversion price for the issuance of our common stock or any securities convertible into or exchangeable for our common stock or the right to purchase our common stock or such convertible or exchangeable securities.

Subordination of Notes

     The indebtedness evidenced by the notes is subordinated to the extent provided in the indenture to the prior payment in full, in cash or other payment satisfactory to holders of senior indebtedness, of all senior indebtedness.

     Upon any distribution of our assets upon any dissolution, winding-up, liquidation or reorganization, or in bankruptcy, insolvency, receivership or similar proceedings, payment of the principal of, premium, if any, and interest on the notes is to be subordinated in right of payment to the prior payment in full, in cash or other payment satisfactory to holders of senior indebtedness, of all senior indebtedness.

     In the event of any acceleration of the notes because of an event of default, the holders of any senior indebtedness then outstanding would be entitled to payment in full, in cash or other payment satisfactory to holders of senior indebtedness, of all obligations with respect to such senior indebtedness before the holders of notes are entitled to receive any payment or other distribution. We are required to promptly notify holders of senior indebtedness if payment of the notes is accelerated because of an event of default.

     We also may not make any payment on the notes if:

     •  a default in the payment of designated senior indebtedness occurs and is continuing beyond any applicable period of grace, or

                                                                  -13-

     •  any other default occurs and is continuing with respect to designated senior indebtedness that permits holders of the designated senior indebtedness to accelerate its maturity and the trustee receives a notice of such default, which we refer to as a payment blockage notice, from any person permitted to give this notice under the indenture.

     We may resume making payments on the notes:

     •  in the case of a payment default, when the default is cured or waived or ceases to exist, and

     •  in the case of a nonpayment default, the earlier of (1) when the default is cured or waived or ceases to exist and (2) 179 days after receipt of the payment blockage notice.

     No new period of payment blockage may be commenced pursuant to a payment blockage notice unless and until 365 days have elapsed since our receipt of the prior payment blockage notice.

     No default that existed on the date of delivery of any payment blockage notice to the trustee shall be the basis for a subsequent payment blockage notice.

     By reason of the subordination provisions described above, in the event of our bankruptcy, dissolution or reorganization, holders of senior indebtedness may receive more, ratably, and holders of the notes may receive less, ratably, than the other creditors of
Barnes & Noble. These subordination provisions will not prevent the occurrence of any event of default under the indenture. The indenture does not limit our ability to incur additional indebtedness, including senior indebtedness. The incurrence of significant amounts of additional debt could adversely affect our ability to service our debt, including the notes.

     A portion of our operations is conducted through subsidiaries. As a result, our cash flow and our ability to service our debt, including the notes, would depend upon the earnings of our subsidiaries. In addition, we would be dependent on the distribution of earnings, loans or other payments by our subsidiaries to us.

     Our subsidiaries are separate and distinct legal entities. Our subsidiaries have no obligation to pay any amounts due on the notes or to provide us with funds for our payment obligations, whether by dividends, distributions, loans or other payments. In addition, any payment of dividends, distributions, loans or advances by our subsidiaries to us could be subject to statutory or contractual restrictions. Payments to us by our subsidiaries will also be contingent upon our subsidiaries' earnings.

     Our right to receive any assets of any of our subsidiaries upon their liquidation or reorganization, and therefore the right of the holders of the notes to participate in those assets, will be effectively subordinated to the claims of that subsidiary's creditors, including trade creditors. In addition, even if we were a creditor of any of our subsidiaries, our rights as a creditor would be subordinate to any security interest in the assets of our subsidiaries and any indebtedness of our subsidiaries senior to that held by us.

     As of February 3, 2001, we had approximately $666.9 million of indebtedness outstanding that would constitute senior indebtedness.

Certain Definitions

     "credit facility" means that certain Credit Agreement, dated as of November 18, 1997, by and among Barnes & Noble, Inc., the subsidiary guarantors party thereto, the lenders party thereto, The Chase Manhattan Bank, as administrative agent, and the financial institutions party thereto, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case as amended (including any amendment and restatement thereof), modified, renewed, refunded, replaced, refinanced or restructured

                                                                  -14-

(including, without limitation, any amendment increasing the amount of available borrowing thereunder) from time to time and whether with the same or any other agent, lender or group of lenders.

     "designated senior indebtedness" means the credit facility and any other particular senior indebtedness that expressly provides that such senior indebtedness is "designated senior indebtedness" for purposes of the indenture.

     "indebtedness" means:

     (1) all of our indebtedness, obligations and other liabilities, contingent or otherwise, for borrowed money, including:

         •  overdrafts, foreign exchange contracts, currency exchange agreements,  interest rate protection agreements, and any loans or advances from banks, whether or not evidenced by notes or similar instruments, or

         •  evidenced by bonds, debentures, notes or similar instruments, whether or not the recourse of the lender is to all of our assets or to only a portion thereof, other than any account payable or other accrued current liability or obligation incurred in the ordinary course of business in connection with the obtaining of materials or services,

     (2) all of our reimbursement obligations and other liabilities, contingent or otherwise, with respect to letters of credit, bank guarantees or bankers' acceptances,

     (3) all of our obligations and liabilities, contingent or otherwise, in respect of leases required, in conformity with generally accepted accounting principles, to be accounted for as capitalized lease obligations on our balance sheet,

     (4) all of our obligations and other liabilities, contingent or otherwise, under any lease or related document, including a purchase agreement, in connection with the lease of real property or improvements (or any personal property included as part of any such lease) which provides that we are contractually obligated to purchase or cause a third party to purchase the leased property and thereby guarantee a residual value of leased property to the lessor and all of our obligations under such lease or related document to purchase or to cause a third party to purchase the leased property (whether or not such lease transaction is characterized as an operating lease or a capitalized lease in accordance with generally accepted accounting principles),

     (5) all of our obligations, contingent or otherwise, with respect to an interest rate currency or other swap, cap, floor or collar agreement, hedge agreement, forward contract, or other similar instrument or agreement or foreign currency hedge, exchange, purchase or similar instrument or agreement,

     (6) all of our direct or indirect guaranties or similar agreements to purchase or otherwise acquire or otherwise assure a creditor against loss in respect of indebtedness, obligations or liabilities of another person of the kind described in clauses (1) through (5), and

     (7) any and all deferrals, renewals, extensions and refundings of, or amendments, modifications, supplements to, any indebtedness, obligation or liability of the kind described in clauses (1) through (6).

     "senior indebtedness" means the principal of, premium, if any, interest including all interest accruing subsequent to the commencement of any bankruptcy or similar proceeding, whether or not a claim for post-petition interest is allowable as a claim in any such proceeding, and rent payable on or in connection with, and all

                                                                  -15-

fees, costs, expenses and other amounts accrued or due on or in connection with, indebtedness of Barnes & Noble whether outstanding on the date of the indenture or thereafter created, incurred, assumed, guaranteed or in effect guaranteed by Barnes & Noble, including all deferrals, renewals, extensions or refundings of, or amendments, modifications or supplements to, the foregoing, unless in the case of any particular indebtedness the instrument creating or evidencing the same or the assumption or guarantee thereof expressly provides that such indebtedness shall not be senior in right of payment to the notes or expressly provides that such indebtedness is on the same basis or junior to the notes.

     Senior indebtedness does not include any indebtedness of Barnes & Noble, Inc. to any subsidiary of Barnes & Noble, Inc. or any obligation for federal, state, local or other taxes.

Optional Redemption by Barnes & Noble

    We may redeem the notes on or after March 20, 2004, on at least 20 days and no more than 60 days prior written notice, in whole or in part, at the following redemption prices expressed as percentages of the principal amount:

                                                                                    Redemption
                 Period                                                                Price
                 ------                                                             ----------

                 Beginning on March 20, 2004 and ending on                            103.00%
                      March 14, 2005
                 Beginning on March 15, 2005 and ending on                            102.25%
                      March 14, 2006
                 Beginning on March 15, 2006 and ending on                            101.50%
                      March 14, 2007
                 Beginning on March 15, 2007 and ending on                            100.75%
                      March 14, 2008
                 Beginning on March 15, 2008 and thereafter                           100.00%

     In each case, we will pay accrued interest to, but excluding, the redemption date. If the redemption date is an interest payment date, interest will be paid to the record holder on the relevant record date.

     If fewer than all of the notes are to be redeemed, the trustee will select the notes to be redeemed by lot, or in its discretion, on a pro rata basis. If any note is to be redeemed in part only, a new note in principal amount equal to the unredeemed principal portion will be issued. If a portion of your notes is selected for partial redemption and you convert a portion of your notes, the converted portion will be deemed to be of the portion selected for redemption.

     No sinking fund is provided for the notes.

Purchase of Notes at Your Option Upon a Change in Control

     If a change in control occurs, you will have the right to require us to purchase all or any part of your notes 30 business days after the occurrence of a change in control at a purchase price equal to 100% of the principal amount of the notes plus accrued and unpaid interest to, but excluding, the purchase date. Notes submitted for purchase must be in a principal amount of $1,000 or multiples of $1,000.

     We will mail to the trustee and to each holder a written notice of the change in control within 10 business days after the occurrence of a change in control. This notice will state:

     •  the terms and conditions of the change in control;

                                                                  -16-

     •  the procedures required for exercise of the change in control; and

     •  that the holder has the right to require Barnes & Noble to purchase the notes.

     You must deliver written notice of your exercise of this purchase right to a paying agent at any time prior to the close of business on the business day prior to the change in control purchase date. The written notice must specify the notes for which the purchase right is being exercised. If you wish to withdraw this election, you must provide a written notice of withdrawal to the paying agent at any time prior to the close of business on the business day prior to the change in control purchase date.

     A change in control will be deemed to have occurred if any of the following occurs:

     •  any "person" or "group" is or becomes the "beneficial owner," directly or indirectly, of shares of voting stock of Barnes &
         Noble representing 50% or more of the total voting power of all outstanding classes of voting stock of Barnes & Noble or has the power, directly or indirectly, to elect a majority of the members of the board of directors of Barnes & Noble;

     •  Barnes & Noble consolidates with, or merges with or into, another person or Barnes & Noble sells, assigns, conveys, transfers, leases or otherwise disposes of all or substantially all of the assets of Barnes & Noble, or any person consolidates with, or merges with or into, Barnes & Noble, in any such event other than pursuant to a transaction in which the persons that "beneficially owned," directly or indirectly, the shares of voting stock of Barnes & Noble immediately prior to such transaction "beneficially own," directly or indirectly, shares of voting stock of Barnes & Noble, representing at least a majority of the total voting power of all outstanding classes of voting stock of the surviving or transferee person; or

     •  Barnes & Noble is dissolved or liquidated.

     However, a change in control will not be deemed to have occurred if either:

     •  the last sale price of our common stock for any five trading days during the ten trading days immediately preceding the change in control is at least equal to 105% of the conversion price in effect on such day; or

     •  in the case of a merger or consolidation, all of the consideration excluding cash payments for fractional shares in the merger or consolidation constituting the change in control consists of common stock traded on a United States national securities exchange or quoted on the Nasdaq National Market (or which will be so traded or quoted when issued or exchanged in connection with such change in control) and as a result of such transaction or transactions the notes become convertible solely into such common stock.

     For purposes of this change in control definition:

     •  "person" or "group" have the meanings given to them for purposes of Sections 13(d) and 14(d) of the Exchange Act or any
         successor provisions, and the term "group" includes any group acting for the purpose of acquiring, holding or disposing of securities within the meaning of Rule 13d-5(b)(1) under the Exchange Act, or any successor provision.

     •  a "beneficial owner" will be determined in accordance with Rule 13d-3 under the Exchange Act, as in effect on the date of the indenture, except that the number of shares of voting stock of Barnes & Noble will be deemed to include, in addition to all outstanding shares of voting stock of Barnes & Noble and unissued shares deemed to be held by the "person" or "group" or other person with respect to which the change in control determination is being made, all unissued shares deemed to be held by all other persons.

                                                                  -17-

     •  "beneficially owned" has a meaning correlative to that of beneficial owner.

     •  "unissued shares" means shares of voting stock not outstanding that are subject to options, warrants, rights to purchase or conversion privileges exercisable within 60 days of the date of determination of a change in control.

     •  "voting stock" means any class or classes of capital stock pursuant to which the holders of capital stock under ordinary circumstances have the power to vote in the election of the board of directors, managers or trustees of any person or other persons performing similar functions irrespective of whether or not, at the time capital stock of any other class or classes shall have, or might have, voting power by reason of the happening of any contingency.

     The term "all or substantially all" as used in the definition of change in control will likely be interpreted under applicable state law and will be dependent upon particular facts and circumstances. There may be a degree of uncertainty in interpreting this phrase. As a result, we cannot assure you how a court would interpret this phrase under applicable law if you elect to exercise your rights following the occurrence of a transaction which you believe constitutes a transfer of "all or substantially all" of our assets.

     We will:

     •  comply with the provisions of Rule 13e-4 and Rule 14e-1, if applicable, under the Exchange Act;

     •  file a Schedule TO or any successor or similar schedule if required under the Exchange Act; and

     •  otherwise comply with all federal and state securities laws in connection with any offer by us to purchase the notes upon a change in control.

     This change in control purchase feature may make more difficult or discourage a takeover of Barnes & Noble and the removal of incumbent management. However, we are not aware of any specific effort to accumulate shares of our common stock or to obtain control of us by means of a merger, tender offer, solicitation or otherwise. In addition, the change in control purchase feature is not part of a plan by management to adopt a series of anti-takeover provisions. Instead, the change in control purchase feature is a result of negotiations between us and the initial purchasers.

     We could, in the future, enter into certain transactions, including recapitalizations, that would not constitute a change in control but would increase the amount of debt, including senior indebtedness, outstanding or otherwise adversely affect a holder.
Neither we nor our subsidiaries are prohibited from incurring debt, including senior indebtedness, under the indenture. The incurrence of significant amounts of additional debt could adversely affect our ability to service our debt, including the notes.

     If a change in control were to occur, we may not have sufficient funds to pay the change in control purchase price for the notes tendered by holders. In addition, we may in the future incur debt that has similar change of control provisions that permit holders of that debt to accelerate or require us to repurchase that debt upon the occurrence of events similar to a change in control. Our failure to repurchase the notes upon a change in control will result in an event of default under the indenture, whether or not the purchase is permitted by the subordination provisions of the indenture.

Events of Default

     Each of the following will constitute an event of default under the indenture:

                                                                  -18-

     (1) we fail to pay principal or premium, if any, on any note when due, whether or not prohibited by the subordination provisions of the indenture;

     (2) we fail to pay any interest on any note when due if such failure continues for 30 days, whether or not prohibited by the subordination provisions of the indenture;

     (3) we fail to perform any other covenant required of us in the indenture if such failure continues for 60 days after notice is given in accordance with the indenture;

     (4) we fail to pay the purchase price of any note when due, whether or not prohibited by the subordination provisions of the indenture;

     (5) we fail to provide timely notice of a change in control; or

     (6) certain events in bankruptcy, insolvency or reorganization of Barnes & Noble.

     If an event of default, other than an event of default described in clause (6) above, occurs and is continuing, either the trustee or the holders of at least 25% in aggregate principal amount of the outstanding notes may declare the principal amount of the notes to be due and payable immediately. If an event of default described in clause (6) above occurs, the principal amount of the notes will automatically become immediately due and payable. Any payment by us on the notes following any such acceleration will be subject to the subordination provisions described above.

     After any such acceleration, but before a judgment or decree based on acceleration, the holders of a majority in aggregate principal amount of the notes may, under certain circumstances, rescind and annul such acceleration if all events of default, other than the non-payment of accelerated principal, have been cured or waived.

     Subject to the trustee's duties in the case of an event of default, the trustee will not be obligated to exercise any of its rights or powers at the request of the holders, unless the holders have offered to the trustee reasonable indemnity. Subject to the trustee's indemnification, the holders of a majority in aggregate principal amount of the outstanding notes will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the notes.

     No holder will have any right to institute any proceeding under the indenture, or for the appointment of a receiver or a trustee, or for any other remedy under the indenture unless:

     •  the holder has previously given to the trustee written notice of a continuing event of default;

     •  the holders of at least 25% in aggregate principal amount of the outstanding notes have made a written request and have offered reasonable indemnity to the trustee to institute such proceeding as trustee; and

     •  the trustee has failed to institute such proceeding, and has not received from the holders of a majority in aggregate principal amount of the outstanding notes a direction inconsistent with such request within 60 days after such notice, request and offer.

     However, these limitations do not apply to a suit instituted by a holder for the enforcement of payment of the principal of or any premium or interest on any note or the right to convert the note on or after the applicable due date.

     Generally, the holders of not less than a majority of the aggregate principal amount of outstanding notes may waive any default or event of default unless:

                                                                  -19-

     •  we fail to pay principal, premium or interest on any note when due;

     •  we fail to convert any note into common stock; or

     •  we fail to comply with any of the provisions of the indenture that would require the consent of the holder of each outstanding note affected.

     We are required to furnish to the trustee, on an annual basis, a statement by our officers as to whether or not Barnes & Noble, to the officer's knowledge, is in default in the performance or observance of any of the terms, provisions and conditions of the indenture, specifying any known defaults.

Modification and Waiver

     We and the trustee may make certain modifications and amendments to the indenture or the notes without notice to or the consent of any holder, including modifications or amendments to comply with the merger provisions described in the indenture, to provide for uncertificated notes in addition to or in place of certificate notes, to comply with the provisions of the Trust Indenture Act, to appoint a successor trustee, to cure any ambiguity, defect or inconsistency, or to make any other change that does not adversely affect the rights of the holders.

     We and the trustee may make modifications and amendments to the indenture or the notes with the consent of the holders of a majority in aggregate principal amount of the outstanding notes.

     However, neither we nor the trustee may make any modification or amendment without the consent of the holder of each outstanding note if such modification or amendment would:

     •  change the stated maturity of the principal of or interest on any note;

     •  reduce the principal amount of, or any premium or interest on, any note;

     •  reduce the amount of principal payable upon acceleration of the maturity of any note;

     •  change the place or currency of payment of principal of, or any premium or interest on, any note;

     •  impair the right to institute suit for the enforcement of any payment on, or with respect to, any note;

     •  modify the subordination provisions in a manner materially adverse to the holders of notes;

     •  adversely affect the right of holders to convert notes other than as provided in or under the indenture;

     •  reduce the percentage in principal amount of outstanding notes required for modification or amendment of the indenture;

     •  reduce the percentage in principal amount of outstanding notes necessary for waiver of compliance with certain provisions of the indenture or for waiver of certain defaults; or

     •  modify such provisions with respect to modification and waiver.

                                                                  -20-

Consolidation, Merger and Sale of Assets

     We may not consolidate with or merge into any other person, in a transaction in which we are not the surviving corporation, or convey, transfer or lease our properties and assets substantially as an entirety to any successor person, unless:

     •  the successor person, if any, is a corporation or limited liability company organized and existing under the laws of the
          United States, or any state of the United States, and assumes our obligations on the notes and under the indenture;

     •  immediately after giving effect to the transaction, no default or event of default shall have occurred and be continuing; and

     •  other conditions specified in the indenture are met.

Registration Rights

     The following summary of the registration rights provided in the registration rights agreement and the notes is not complete. You should refer to the registration rights agreement and the notes for a full description of the registration rights that apply to the notes.

     We have agreed to file a shelf registration statement under the Securities Act within 90 days after the first date of original issuance of the notes to register resales of the notes and the shares of common stock into which the notes are convertible, referred to as registrable securities. We will use our best efforts to have this shelf registration statement declared effective within 180 days after the first date of original issuance of the notes, and to keep it effective until the earliest of:

     (1) two years after the filing date;

     (2) the date when all registrable securities shall have been registered under the Securities Act and disposed of; and

     (3) the date on which all registrable securities are eligible to be sold to the public pursuant to Rule 144(k) under the
         Securities Act.

     We will be permitted to suspend the use of the prospectus which is a part of the registration statement for a period not to exceed 90 consecutive days or an aggregate of 120 days in any twelve-month period under certain circumstances relating to pending corporate developments, public filings with the Securities and Exchange Commission and similar events.

     A holder of registrable securities that sells registrable securities pursuant to the shelf registration statement generally will be required to provide information about itself and the specifics of the sale, be named as a selling security holder in the related prospectus and deliver a prospectus to purchasers, be subject to relevant civil liability provisions under the Securities Act in connection with such sales and be bound by the provisions of the registration rights agreements which are applicable to such holder.

     If:

     (1) on or prior to the 90th day after the first date of original issuance of the notes the shelf registration statement has not been filed with the SEC;

                                                                  -21-

     (2) on or prior to the 180th day after the first date of original issuance of the notes the shelf registration statement has not been declared effective by the SEC;

     (3) we fail with respect to a note holder that supplies the questionnaire described below to supplement the shelf registration statement in a timely manner in order to name additional selling securities holders; or

     (4) after the shelf registration statement has been declared effective such shelf registration statement ceases to be effective or usable for more than five business days (unless the registration is suspended pursuant to the provisions described in the third paragraph of this section "Registration Rights") in connection with resales of notes and the common stock issuable upon the conversion of the notes in accordance with and during the periods specified in the registration rights agreement;

(each such event referred to in clauses (1) through (4) a registration default), additional interest will accrue on registrable securities over and above the rate set forth in the title of the notes, from and including the date on which any such registration default shall occur to but excluding the date on which all registration defaults have been cured, at the rate of 0.5% per year for the notes and, if applicable, on an equivalent basis per share (subject to adjustment in the case of stock splits, stock recombinations, stock dividends and the like) of common stock constituting registrable securities. We will have no other liabilities for monetary damages with respect to our registration obligations. With respect to each holder our obligations to pay additional interest remain in effect only so long as the notes and the common stock issuable upon the conversion of the notes held by the holder are "registrable securities" within the meaning of the registration rights agreement.

     We will give notice to all holders of the filing and effectiveness of the shelf registration statement. You will need to complete a selling securityholder notice and questionnaire prior to any intended distribution of your registrable securities pursuant to the shelf registration statement. You are required to deliver the questionnaire prior to the effectiveness of the shelf registration statement so that you can be named as selling securityholders in the prospectus. Upon receipt of your completed questionnaire after the effectiveness of the shelf registration statement, we will, as promptly as practicable but in any event within five business days of receipt, file any amendments or supplements to the shelf registration statement so that you may use the prospectus, subject to our right to suspend under certain circumstances. We will pay additional interest to you if we fail to make this filing in the required time. If this filing requires a post-effective amendment to the shelf registration statement we will pay additional interest if this amendment is not declared effective within 45 business days of the filing of the post-effective amendment. Under the registration rights agreement you will be required to deliver a prospectus to purchasers and will be bound by the provisions of the agreement.

     We will pay all expenses of the shelf registration statement, provide each holder that is selling registrable securities pursuant to the shelf registration statement copies of the related prospectus and take other actions as are required to permit, subject to the foregoing, unrestricted resales of the registrable securities.

Satisfaction and Discharge

     We may discharge our obligations under the indenture while notes remain outstanding if (1) all outstanding notes will become due and payable at their scheduled maturity within ninety days or (2) all outstanding notes have been called for redemption within ninety days and in either case we have deposited with the trustee an amount sufficient to pay and discharge all outstanding notes on the date of their scheduled maturity or the scheduled date of redemption.

Transfer and Exchange

     We have initially appointed the trustee as security registrar, paying agent and conversion agent acting through its corporate trust office. We reserve the right to:

                                                                  -22-

     •  vary or terminate the appointment of the security registrar, paying agent or conversion agent;

     •  appoint additional paying agents or conversion agents; or

     •  approve any change in the office through which any security registrar or any paying agent or conversion agent acts.

Purchase and Cancellation

     All notes surrendered for payment, redemption, registration of transfer or exchange or conversion shall, if surrendered to any person other than the trustee, be delivered to the trustee. All notes delivered to the trustee shall be cancelled promptly by the trustee. No notes shall be authenticated in exchange for any notes cancelled as provided in the indenture.

     We may, to the extent permitted by law, purchase notes in the open market or by tender offer at any price or by private agreement. Any notes purchased by us may, to the extent permitted by law, be reissued or resold or may, at our option, be surrendered to the trustee for cancellation. Any notes surrendered for cancellation may not be reissued or resold and will be promptly cancelled.

Replacement of Notes

     We will replace mutilated, destroyed, stolen or lost notes at your expense upon delivery to the trustee of the mutilated notes, or evidence of the loss, theft or destruction of the notes satisfactory to us and the trustee. In the case of a lost, stolen or destroyed note, indemnity satisfactory to the trustee and us may be required at the expense of the holder of such note before a replacement note will be issued.

Governing Law

     The indenture and the notes will be governed by, and construed in accordance with, the law of the State of New York, without regard to conflicts of laws principles.

Concerning the Trustee

     United States Trust Company of New York has agreed to serve as the trustee under the indenture. The trustee will be permitted to deal with us and any of our affiliates with the same rights as if it were not trustee. However, under the Trust Indenture Act, if the trustee acquires any conflicting interest and there exists a default with respect to the notes, the trustee must eliminate such conflicts or resign.

     The holders of a majority in principal amount of all outstanding notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy or power available to the trustee. However, any such direction may not conflict with any law or the indenture, may not be unduly prejudicial to the rights of another holder or the trustee and may not involve the trustee in personal liability.

Book-Entry, Delivery and Form

     We will initially issue the notes in the form of one or more global securities. The global security will be deposited with the trustee as custodian for DTC and registered in the name of a nominee of DTC. Except as set forth below, the global security may be transferred, in whole and not in part, only to DTC or another nominee of DTC. You may hold your beneficial interests in the global security directly through DTC if you have an account with DTC or indirectly through organizations which have accounts with DTC. Notes in definitive certificated form (called "certificated securities") will be issued only in certain limited circumstances described below.

                                                                  -23-

     DTC has advised us that it is:

     •  a limited purpose trust company organized under the laws of the State of New York;

     •  a member of the Federal Reserve System;

     •  a "clearing corporation" within the meaning of the New York Uniform Commercial Code; and

     •  a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act.

     DTC was created to hold securities of institutions that have accounts with DTC (called "participants") and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC's participants include securities brokers and dealers, which may include the initial purchasers, banks, trust companies, clearing corporations and certain other organizations. Access to DTC's book-entry system is also available to others such as banks, brokers, dealers and trust companies (called "indirect participants") that clear through or maintain a custodial relationship with a participant, whether directly or indirectly.

     We expect that pursuant to procedures established by DTC, upon the deposit of the global security with DTC, DTC will credit on its book-entry registration and transfer system the principal amount of notes represented by such global security to the accounts of participants. The accounts to be credited shall be designated by the initial purchasers. Ownership of beneficial interests in the global security will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests in the global security will be shown on, and the transfer of those ownership interests will be effected only through, records maintained by DTC (with respect to participants' interests), the participants and the indirect participants. The laws of some jurisdictions may require that certain purchasers of securities take physical delivery of such securities in definitive form. These limits and laws may impair the ability to transfer or pledge beneficial interests in the global security.

     Beneficial owners of interests in global securities who desire to convert their interests into common stock should contact their brokers or other participants or indirect participants through whom they hold such beneficial interests to obtain information on procedures, including proper forms and cut-off times, for submitting requests for conversion.

     So long as DTC, or its nominee, is the registered owner or holder of a global security, DTC or its nominee, as the case may be, will be considered the sole owner or holder of the notes represented by the global security for all purposes under the indenture and the notes. In addition, no beneficial owner of an interest in a global security will be able to transfer that interest except in accordance with the applicable procedures of DTC. Except as set forth below, as an owner of a beneficial interest in the global security you will not be entitled to have the notes represented by the global security registered in your name, will not receive or be entitled to receive physical delivery of certificated securities and will not be considered to be the owner or holder of any notes under the global security. We understand that under existing industry practice if an owner of a beneficial interest in the global security desires to take any action that DTC, as the holder of the global security, is entitled to take, DTC would authorize the participants to take such action and the participants would authorize beneficial owners owning through such participants to take such action or would otherwise act upon the instructions of beneficial owners owning through them.

     We will make payments of principal of, premium, if any, and interest on the notes represented by the global security registered in the name of and held by DTC or its nominee to DTC or its nominee, as the case may be, as the registered owner and holder of the global security. Neither we, the trustee nor any paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial

                                                                  -24-

ownership interests in the global security or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

     We expect that DTC or its nominee, upon receipt of any payment of principal of, premium, if any, or interest on the global security, will credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the global security as shown on the records of DTC or its nominee. We also expect that payments by participants or indirect participants to owners of beneficial interests in the global security held through such participants or indirect participants will be governed by standing instructions and customary practices and will be the responsibility of such participants or indirect participants. We will not have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in the global security for any note or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests or for any other aspect of the relationship between DTC and its participants or indirect participants or the relationship between such participants or indirect participants and the owners of beneficial interests in the global security owning through such participants.

     Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules and will be settled in same-day funds.

     DTC has advised us that it will take any action permitted to be taken by a holder of notes only at the direction of one or more participants to whose account the DTC interests in the global security is credited and only in respect of such portion of the aggregate principal amount of notes as to which such participant or participants has or have given such direction. However, if DTC notifies us that they are unwilling to be a depository for the global security or ceases to be a clearing agency or there is an event of default under the notes, DTC will exchange the global security for certificated securities which it will distribute to its participants and which will be legended, if required, as set forth under the heading "Transfer Restrictions."

     Although DTC is expected to follow the foregoing procedures in order to facilitate transfers of interests in the global security among participants of DTC, they are under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither we nor the trustee will have any responsibility or liability for the performance by DTC or the participants or indirect participants of their respective obligations under the rules and procedures governing their respective operations.

                                                                  -25-

                                                 DESCRIPTION OF SENIOR CREDIT FACILITY

    We have a senior secured revolving credit facility with a syndicate of banks, with The Chase Manhattan Bank as administrative agent. The following is a summary of the material terms and conditions of the credit facility. The summary is qualified in its entirety by reference to the credit facility and all documents entered into in connection with the credit facility, which have been filed as exhibits to our filings with the Securities and Exchange Commission. You are encouraged to read all such documents.

    The credit facility is a five-year revolving facility in an aggregate principal amount of up to $850 million. The proceeds of the credit facility are currently used for working capital and general corporate purposes as well as to finance acquisitions. The credit facility includes subfacilities (1) for the issuance of letters of credit up to an outstanding aggregate amount of $100 million and
(2) for swingline loans up to an outstanding aggregate amount of $50 million. The total amounts outstanding under the revolving facility and the subfacilities cannot exceed the total commitments in place at any time. Drawings under the credit facility are subject to satisfaction of customary conditions precedent, including absence of a default and bring down of representations and warranties.

Interest rates; fees

    Loans incurred under the credit facility may be maintained from time to time, at our option, as (1) base rate loans which bear interest at the base rate (defined in the credit facility as the higher of (a) 1/2 of 1% in excess of the overnight federal funds rate or (b) the administrative agent's announced prime lending rate, each as in effect from time to time) or (2) eurodollar loans bearing interest at the eurodollar rate as determined by the administrative agent for the applicable interest period plus the applicable margin. The applicable margin varies depending on our fixed charge ratio (as defined in the credit facility), but is not greater than 0.875%.

    Overdue amounts bear interest at a rate per annum which is 2% in excess of the rate otherwise applicable to the loans.

    We pay a commitment fee, which varies based upon the fixed charge ratio, but is not greater than 0.25% per annum of the unutilized commitments under the revolving facility and the swingline facility. To the extent that the average principal amount of eurodollar loans outstanding during any fiscal quarter exceeds 50% of the aggregate amount of revolving commitments on the last day of such quarter we pay an excess usage fee on such excess at a rate of 0.125% per annum.

    For each letter of credit, we pay a letter of credit fee equal to the applicable margin then in effect for eurodollar loans and a fronting fee of 1/10 of 1% per annum, in each case calculated on the daily average undrawn amount of such letter of credit until such letter of credit is drawn in full, expires or is terminated. In addition, we pay customary administrative charges in connection with the issuance and amendment of, and draws under, letters of credit.

Mandatory and optional prepayment

    We are required to prepay outstanding loans under the revolving credit facility, subject to certain conditions and exceptions, with

    •  100% of the net available proceeds of asset dispositions exceeding an aggregate amount of $5,000,000;

    •  50% or 75%, depending upon our debt ratings, of the net available proceeds from certain equity issuances that occur during the continuance of a default; and

    •  50% of annual excess cash flow, if excess cash flow is greater than $25 million and a default is continuing 90 days after the end of the relevant fiscal year.

                                                                  -26-

    Voluntary prepayments may be made in whole or in part without premium or penalty (other than the payment of breakage and redeployment costs for eurodollar loans prepaid on a day other than the last day of an interest period).

Covenants

    We are subject to certain affirmative and negative covenants contained in the credit facility, including, but not limited to, covenants that restrict, subject to specified exceptions (1) the incurrence of additional indebtedness and other obligations and the granting of additional liens, (2) mergers, acquisitions, investments and disposition of assets, (3) the incurrence of capitalized lease obligations, (4) dividends, (5) prepayment of indebtedness (and amendments thereto), (6) engaging in transactions with affiliates and formation of subsidiaries, (7) capital expenditures, (8) the use of proceeds of the credit facility and (9) changes of lines of business. There are also covenants relating to compliance with certain laws, payment of taxes, maintenance of corporate existence and rights and maintenance of insurance and financial reporting. Certain of these covenants are more restrictive than those set forth in the indenture. In addition, the credit facility requires us to maintain compliance with certain specified financial ratios, including covenants relating to minimum interest coverage, minimum fixed charge coverage and maximum leverage.

Events of default

    Events of default under the credit facility include (subject to grace periods and notice provisions in certain circumstances)
non-payment of principal, interest or fees, violation of covenants, inaccuracy of any representation or warranty in any material respect, default under or acceleration of certain other indebtedness, bankruptcy and insolvency events, certain judgments and other liabilities, certain environmental claims and a change of control. If an event of default occurs, the lenders under the credit facility are entitled to take various actions, including the acceleration of amounts due under the credit facility and requiring that all such amounts be immediately paid in full.

Guarantees and security

    All obligations under the credit facility are unconditionally guaranteed by our subsidiaries.

    All obligations under the credit facility and the guarantees are secured by (1) certain capital stock and promissory notes owned by us and the guarantors, and (2) a first priority perfected security interest in other assets (including receivables, intellectual property and general intangibles) owned by us and the guarantors.

                                                                  -27-

                                                     DESCRIPTION OF CAPITAL STOCK

    Our authorized capital stock consists of 300,000,000 shares of common stock, par value $.001 per share, and 5,000,000 shares of preferred stock, par value $.001 per share.

Common Stock

    As of May 31, 2001 there were 65,649,017 shares of common stock outstanding. Each outstanding share of common stock entitles the holder thereof to one vote on all matters submitted to a vote of stockholders, including the election of directors. There is no cumulative voting in the election of directors; consequently, the holders of a majority of the outstanding shares of common stock can elect all of the directors then standing for election. Subject to preferences that may be applicable to any outstanding shares of preferred stock, holders of common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the board of directors out of funds legally available therefor.  Holders of common stock have no conversion, redemption or preemptive rights to subscribe to any of our securities. All outstanding shares of common stock are, and the shares to be issued upon conversion of the notes, when issued and paid for will be, fully paid and nonassessable. In the event of any liquidation, dissolution or winding-up of our affairs, holders of common stock will be entitled to share ratably in our assets remaining after provision for payment of liabilities to creditors. The rights, preferences and privileges of holders of common stock are subject to the rights of the holders of any shares of preferred stock which we may issue in the future.

Preferred Stock

    The board of directors, without further stockholder authorization, is authorized to issue shares of preferred stock in one or more series and to fix the rights, preferences and privileges of each series, including dividend rights and preferences over dividends on the common stock and one or more series of the preferred stock, conversion rights, voting rights (in addition to those provided by law), redemption rights and the terms of any sinking fund therefor, and rights upon liquidation, including preferences over the common stock and one or more series of the preferred stock. No shares of preferred stock are outstanding and we have no present plans to issue any shares of preferred stock.

Certain Certificate of Incorporation and By-Law Provisions

    Our certificate of incorporation contains several provisions that may make the acquisition or control of us by means of a tender offer, open market purchases, proxy fight or otherwise more difficult. Our by-laws also contain provisions that could have an anti-takeover effect.

    Classified Board of Directors.  Our certificate of incorporation provides for the board of directors to be divided into three classes of directors serving staggered three-year terms. We believe that a classified board of directors will help to assure the continuity and stability of the board and our business strategies and policies as determined by the board of directors.

    The classified board provision could have the effect of making the removal of incumbent directors more time-consuming and difficult, therefore discouraging a third party from making a tender offer or otherwise attempting to obtain control of us, even though such an attempt might be beneficial to us and our stockholders. Thus, the classified board provision could increase the likelihood that incumbent directors will retain their positions.

    Number of Directors; Removal; Filling Vacancies.  Our certificate of incorporation provides that the number of directors will be fixed from time to time by the board of directors.

    Under Delaware law, because we have a classified board of directors, directors may be removed only for cause. In addition, our certificate of incorporation provides that provisions relating to the classified board of

                                                                  -28-

directors may be amended only by the affirmative vote of holders of at least 80% of the voting power of the then outstanding shares of our capital stock entitled to vote in the election of directors voting as a class.

    Special Meetings.  The certificate of incorporation and by-laws provide that special meetings of stockholders can only be called pursuant to a resolution adopted by a majority of the entire board of directors or by the chairman of the board.

    Advance Notice Provisions for Stockholder Proposals and Stockholder Nominations of Directors.  The by-laws establish an advance notice procedure with regard to the nomination, other than by or at the direction of the board of directors or a committee thereof, of candidates for election as directors (the nomination procedure) and with regard to other matters to be brought before an annual meeting (the business procedure).

    Under the business procedure, a stockholder seeking to have any business conducted at an annual meeting must give prior written notice, in proper form, to our secretary. The requirements as to the form and timing of that notice are specified in the by-laws. If the chairman of the board or other officer presiding at a meeting determines that other business was not properly brought before such meeting in accordance with the business procedure, such business will not be conducted at such meeting.

    The nomination procedure requires that a stockholder give prior written notice, in proper form, of a planned nomination for the board of directors to our secretary. The requirements as to the form and timing of that notice are specified in the by-laws. If the nomination procedure is not properly followed, such person will not be eligible for election as a director.

    Although the by-laws do not give the board of directors any power to approve or disapprove stockholder nominations for the election of directors or of any other business desired by stockholders to be conducted at an annual or any other meeting, the by-laws
(1) may have the effect of precluding a nomination for the election of directors or precluding the conduct of business at a particular annual meeting if the proper procedures are not followed and (2) may discourage or deter a third party from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to obtain control of us, even if the conduct of such solicitation or such attempt might be beneficial to us and our stockholders.

    Preferred Stock.  As described above, the board of directors will be authorized to provide for the issuance of shares of preferred stock, in one or more series, and to fix by resolution of the board of directors and to the extent permitted by the Delaware General
Corporation Law, the terms and conditions of each such series. We believe that the availability of the preferred stock issuable in series will provide us with increased flexibility in structuring possible future financings and acquisitions and in meeting other corporate needs which might arise. Although the board of directors has no present intention of doing so, it could issue a series of preferred stock that could, depending on its terms, either impede or facilitate the completion of a merger, tender offer or other takeover attempt.

    Certain Amendments.  The certificate of incorporation and by-laws contain provisions requiring the affirmative vote of the holders of at least 80% of our capital stock entitled to vote to amend certain provisions of the certificate of incorporation and by-laws, including the provisions relating to the election, quorum, term, removal and classification of directors, the indemnification of officers and directors, and the calling of special meetings.

    Section 203 of the Delaware Law.  Although the certificate of incorporation and by-laws contain provisions with the anti-takeover effects described above, we have, in our certificate of incorporation, expressly elected not to be governed by Section 203 of the
Delaware General Corporation Law, which prohibits certain business combinations with certain stockholders for a period of three years after they acquire 15% or more of the outstanding voting stock of a corporation. This means that transactions with our 15% or greater stockholders, and persons that become 15% or greater stockholders, are not and will not be restricted by Section 203.

                                                                  -29-

Rights Agreement

    Our board of directors has adopted a rights plan. As a result, we issued one purchase right for each outstanding share of common stock. One purchase right will be issued for each additional share of common stock that we issue, including shares issuable upon conversion of the notes. The rights become exercisable if, without the prior approval of our board of directors, a person or group acquires 15% or more of our outstanding common stock or commences or announces a tender or exchange offer which would result in such ownership. Each right that becomes exercisable entitles the registered holder to purchase one four-hundredth of a share of our junior participating preferred stock at a purchase price of $225.00 per one four-hundredth of a share, subject to adjustment.

    If, after the rights become exercisable, we were to be acquired through a merger or other business combination transaction or 50%
or more of our assets or earning power were sold, each right would permit the holder to purchase, for the purchase price, common stock of the acquiring company having a market value of twice the purchase price.

    The rights expire on July 20, 2008, unless earlier redeemed or exchanged by us. The purchase price payable and the shares of preferred stock issuable upon exercise of the rights are subject to adjustment as described in the rights agreement. In addition, our board of directors retains the authority to redeem, at $0.01 per right, the rights at any time prior to the acquisition by a person or group of 15% or more of our outstanding common stock.

    Shares of this preferred stock, when issued upon exercise of the rights, will be non-redeemable and will rank junior to all series of any other class of preferred stock. Each share of this preferred stock will be entitled to a dividend payment equal to the greater of $2.00 per share or 400 times any dividend declared per share of our common stock. In the event of liquidation, the holders of shares of this preferred stock will be entitled to a preferential liquidation payment equal to $1,000 per share plus an amount equal to accrued and unpaid dividends on the preferred stock. Each share of this preferred stock will entitle the holder to 400 votes, voting together with the common stock. Finally, in the event of any merger, consolidation or other transaction in which common stock is exchanged, each share of this preferred stock will be entitled to receive 400 times the amount received per share of common stock.
These rights are subject to anti-dilution adjustments.

Limitations on Directors' Liability

    Our certificate of incorporation contains a provision which eliminates the personal liability of a director to us and our stockholders for certain breaches of his or her fiduciary duty as a director. This provision does not, however, eliminate or limit the personal liability of a director (1) for any breach of such director's duty of loyalty to us or our stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) under the Delaware statutory provision making directors personally liable, under a negligence standard, for unlawful dividends or unlawful stock repurchases or redemptions, or (4) for any transaction from which the director derived an improper personal benefit. This provision offers persons who serve on our board of directors protection against awards of monetary damages resulting from breaches of their fiduciary duty
(except as indicated above), including grossly negligent business decisions made in connection with takeover proposals for us. As a result of this provision, our ability or the ability of one of our stockholders to successfully prosecute an action against a director for a breach of his fiduciary duty has been limited. However, the provision does not affect the availability of equitable remedies such as an injunction or rescission based upon a director's breach of his fiduciary duty. The Securities and Exchange
Commission has taken the position that the provision will have no effect on claims arising under the Federal securities laws.

    Our by-laws provide mandatory indemnification rights to any of our officers or directors who, by reason of the fact that he or she is an officer or director, is sued in a legal proceeding of any nature. Such indemnification rights include reimbursement for expenses incurred by such officer or director in advance of the final disposition of such proceeding in accordance with the applicable provisions of the Delaware General Corporation Law.

                                                                  -30-

Transfer Agent and Registrar

    The Bank of New York is the transfer agent and registrar of the common stock. The Bank of New York's principal executive offices are located at 48 Wall Street, New York, New York 10005.

                                                                  -31-

                                                        SELLING SECURITYHOLDERS

         We originally  issued the notes in a private  placement in March 2001.  Selling  securityholders  may offer and sell the notes and the underlying common stock pursuant to this prospectus.

         The following table contains information with respect to selling securityholders and the principal amount of notes and underlying common stock beneficially owned by each of the selling securityholders that may be offered using this prospectus.  Because the selling securityholders may offer all or some of their notes or the underlying common stock from time to time, we cannot estimate the amount of the notes or underlying common stock that will be held by the selling securityholders upon the termination of any particular offering.  The selling securityholders listed in the following table may have sold or transferred, in transactions exempt from the registration requirements of the Securities Act, some or all of their notes since the date on which the information in the above table is presented.  Information about the selling securityholders may change over time.  Any change in this information will be set forth in prospectus supplements, if required.

                  Principal amount
                  of notes beneficially     Percentage                 Shares of                 Percentage of
                  owned that                of notes                   common stock that         common stock
Name              may be sold               outstanding                may be sold(1)            outstanding(2)
----              ---------------------     -----------                -----------------         --------------

unknown (3)
_______________________
*  Less than 1%.

(1)      Assumes  conversion  of all holder's  notes at a conversion  price of $32.512 per share of Barnes & Noble common  stock.  This conversion price will be subject to adjustment as described under "Description of Notes".

(2)      Calculated  based on Rule  13d-3(d)(i)  of the  Exchange  Act using  _____________  shares  of common  stock of Barnes & Noble outstanding  as of  ________________,  2001.  Assumes the number of shares of common stock  issuable  upon  conversion of all of a particular holder's notes are outstanding.  However, this does not include the conversion of any other holder's notes.

(3)      Information about other selling securityholders will be set forth in prospectus supplements, if requested.

    We prepared this table based on the information supplied to us by the selling securityholders named in the table.

    Based on the information provided to us by the applicable selling securityholder, the table also discloses whether any selling securityholder or any of its affiliates, officers, directors or principal equity holders has held any position or office or has had any material relationship with us within the past three years.  The selling securityholders purchased all of the notes in a private transaction.  All of the notes and the shares of common stock into which the notes are convertible are "restricted securities" under the Securities Act.

                                                                  -32-

                                                              PLAN OF DISTRIBUTION

    We are registering the notes and the shares of our common stock issuable upon conversion of the notes to permit public secondary trading of these securities by the holders from time to time after the date of this prospectus. We have agreed, among other things, to bear all expenses, other than underwriting discounts and selling commissions, in connection with the registration and sale of the notes and the shares of our common stock issuable upon conversion of the notes covered by this prospectus.

    We will not receive any of the proceeds from the offering of the notes or the shares of our common stock issuable upon conversion of the notes by the selling securityholders. The notes and shares of common stock issuable upon conversion of the notes may be sold from time to time directly by any selling securityholder or, alternatively, through underwriters, broker-dealers or agents. If notes or shares of common stock issuable upon conversion of the notes are sold through underwriters or broker-dealers, the selling securityholder will be responsible for underwriting discounts or commissions or agents' commissions.

    The notes or shares of common stock issuable upon conversion of the notes may be sold:

         •     in one or more transactions at fixed prices,

         •     at prevailing market prices at the time of sale,

         •     at varying prices determined at the time of sale or

         •     at negotiated prices.

    These sales may be effected in transactions, which may involve block trades or transactions in which the broker acts as agent for the seller and the buyer:

         •     on any national securities exchange or quotation service on which the notes or shares of common stock issuable upon conversion of the notes may be listed or quoted at the time of sale,

         •     in the over-the-counter market,

         •     in transactions otherwise than on a national securities exchange or quotation service or in the over-the-counter market or

         •     through the writing of options.

    In connection with sales of the notes or shares of common stock issuable upon conversion of the notes or otherwise, any selling securityholder may:

         •     enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the notes or shares of common stock issuable upon conversion of the notes in the course of hedging the positions they assume,

         •     sell short and deliver notes or shares of common stock issuable upon conversion of the notes to close out the short positions or

         •     loan or pledge notes or shares of common stock issuable upon conversion of the notes to broker-dealers that in turn may sell the securities.

                                                                  -33-

    The outstanding common stock is publicly traded on the New York Stock Exchange.  We do not intend to apply for listing of the notes on the New York Stock Exchange or any securities exchange.  Accordingly, we cannot assure that any trading market will develop or have any liquidity.

    The selling securityholders and any broker-dealers, agents or underwriters that participate with the selling securityholders in the distribution of the notes or the shares of common stock issuable upon conversion of the notes may be deemed to be "underwriters"
within the meaning of the Securities Act, in which event any commissions received by these broker-dealers, agents or underwriters and any profits realized by the selling securityholders on the resales of the notes or the shares may be deemed to be underwriting commissions or discounts under the Securities Act.

    In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144, Rule 144A or any other available exemption from registration under the Securities Act may be sold under Rule 144, Rule 144A or any of the other available exemptions rather than pursuant to this prospectus.

    There is no assurance that any selling securityholder will sell any or all of the notes or shares of common stock issuable upon conversion of the notes described in this prospectus, and any selling securityholder may transfer, devise or gift the securities by other means not described in this prospectus.

    We originally sold the notes to the initial purchasers in March 2001 in a private placement.

    We agreed pursuant to the registration rights agreement to use reasonable efforts to cause the registration statement to which this prospectus relates to become effective within 180 days after the date the notes were originally issued and to keep the registration statement effective until the earlier of:

         •     the sale of all the securities registered under the registration rights agreement,

         •     the expiration of the holding period applicable to the securities under Rule 144 (k) under the Securities Act with respect to persons who are not our affiliates, and

         •     two years from the date the notes were originally issued.

     The registration rights agreement provides that we may suspend the use of this prospectus in connection with sales of notes and shares of common stock issuable upon conversion of the notes by holders for a period not to exceed 90 consecutive days or an aggregate 120 days in any twelve-month period under certain circumstances relating to pending corporate developments, public filings with the SEC and other similar events.

                                                                  -34-

                                                CERTAIN UNITED STATES FEDERAL TAX CONSIDERATIONS

                                                U.S. FEDERAL INCOME TAX CONSIDERATIONS

     This section summarizes some of the U.S. federal income tax considerations relating to the purchase, ownership, and disposition by an initial purchaser of the notes and of common stock into which the notes may be converted. This summary does not provide a complete analysis of all potential tax considerations. The information provided below is based on existing authorities. These authorities may change, or the Internal Revenue Service (the "IRS") might interpret the existing authorities differently. In either case, the tax consequences of purchasing, owning or disposing of notes or common stock could differ from those described below. The summary generally applies only to "U.S. Holders" that purchase notes in the offering at their issue price and hold the notes or common stock as "capital assets" (generally, for investment). For this purpose, U.S. Holders include individual citizens or residents of the United States and corporations (or entities treated as corporations for U.S. federal income tax purposes) organized under the laws of the United States or any state or the District of Columbia. Trusts are U.S. Holders if they are subject to the primary supervision of a U.S. court and the control of one of more U.S. persons with respect to substantial trust decisions. An estate is a
U.S. holder if the income of the estate is subject to U.S. federal income taxation regardless of the source of the income. Special rules apply to nonresident alien individuals and foreign corporations, estates or trusts ("Non-U.S. Holders"). This summary describes some, but not all, of these special rules. The tax treatment of a holder of notes or common stock may vary depending on such holder's particular situation. This summary does not address all of the tax consequences that may be relevant to you in light of your particular circumstances, such as the application of the alternative minimum tax or rules applicable to taxpayers in special circumstances. Special rules may apply, for instance, to banks and financial institutions, insurance companies, S-corporations, broker-dealers, tax-exempt organizations, persons who hold notes or common stock as part of a hedge, conversion or constructive sale transaction, straddle or other risk reduction transaction, to persons that have a "functional currency" other than the U.S. dollar, or to persons subject to taxation as expatriates. Furthermore, in general, this discussion does not address the tax consequences applicable to holders that are treated as partnerships or other pass-through entities for U.S. federal income tax purposes. This summary is based on the U.S. federal income tax law in effect as of the date hereof, which is subject to change, possibly on a retroactive basis. Finally, the summary does not describe the effect of the federal estate tax laws on U.S. Holders or the effects of any other federal or any applicable foreign, state, or local laws.

     Please consult your own tax advisor regarding the application of the U.S federal income tax laws to your particular situation and the consequences of other federal tax laws, foreign, state, or local laws, and tax treaties.

U.S. Holders

Taxation of Interest

     You will be required to recognize as ordinary income any interest paid or accrued on the notes, in accordance with your regular method of accounting for U.S. federal income tax purposes.

     Sale, Exchange or Redemption of the Notes

     You will generally recognize capital gain or loss if you dispose of a note in a sale, redemption or exchange other than a conversion of the note into common stock. Your gain or loss will equal the difference between the proceeds received by you and your adjusted tax basis in the note. The proceeds received by you will include the amount of any cash and the fair market value of any other property received for the note. Your tax basis in the note will generally equal the amount you paid for the note. The portion of any proceeds that is attributable to accrued interest will not be taken into account in computing your capital gain or loss.
Instead, that portion will be recognized as ordinary interest income to the extent that you have not previously included the accrued interest in

                                                                  -35-

income. The gain or loss recognized by you on a disposition of the note will be long-term capital gain or loss if you held the note for more than one year. Long-term capital gains of individual taxpayers are generally taxed at a maximum rate of 20 percent, or 18 percent for assets acquired after the year 2000 and held for more than five years. The deductibility of capital losses is subject to limitation.

Conversion of the Notes

     You generally will not recognize any income,  gain or loss on converting a note into common stock.  If you receive cash in lieu of a fractional  share of stock,  however,  you would be treated as if you received the fractional share and then had the fractional share redeemed for the cash.  You would  recognize  gain or loss equal to the  difference  between the cash received and that portion of your basis in the stock  attributable  to the fractional  share.  Your aggregate basis in the common stock will equal your adjusted basis in the note (less the basis  allocable to the  fractional  share).  Your holding period for the stock will include the period during which you held the note.

Dividends on Common Stock

     If, after you convert a note into common stock, we make a distribution in respect of that stock, the distribution will be treated as a dividend, taxable to you as ordinary income, to the extent it is paid from our current or accumulated earnings and profits. If the distribution exceeds our current and accumulated profits, the excess will be treated first as a tax-free return of your investment, up to your basis in the common stock. Any remaining excess will be treated as capital gain. If you are a U.S.
corporation, you may be able to claim a deduction equal to a portion of any dividends received.

Adjustment of Conversion Rate

     The terms of the notes allow for changes in the conversion price of the notes in certain circumstances. A change in conversion price that allows noteholders to receive more shares of common stock on conversion may increase the noteholders' proportionate interests in our earnings and profits or assets. In that case, the noteholders would be treated as though they received a dividend in the form of our stock. Such a constructive stock dividend could be taxable to the noteholders, although they would not actually receive any cash or other property. A taxable constructive stock dividend would result, for example, if the conversion price is adjusted to compensate noteholders for distributions of cash or property to our shareholders. Not all changes in conversion price that allow noteholders to receive more stock on conversion, however, increase the noteholders' proportionate interests in the company. For instance, a change in conversion price could simply prevent the dilution of the noteholders' interests upon a stock split or other change in capital structure. Changes of this type, if made by a bona fide, reasonable adjustment formula, are not treated as constructive stock dividends. Conversely, if an event occurs that dilutes the noteholders' interests and the conversion price is not adjusted, the resulting increase in the proportionate interests of our shareholders could be treated as a taxable stock dividend to them. Any taxable constructive stock dividends resulting from a change to, or failure to change, the conversion price would be treated like dividends paid in cash or other property. They would result in ordinary income to the recipient, to the extent of our current or accumulated earnings and profits, with any excess treated as a tax-free return of capital up to the recipient's tax basis and then as capital gain.

Sale of Common Stock

     You will generally recognize capital gain or loss on a sale or exchange of common stock. Your gain or loss will equal the difference between the proceeds received by you and your adjusted tax basis in the stock. The proceeds received by you will include the amount of any cash and the fair market value of any other property received for the stock. The gain or loss recognized by you on a sale or exchange of stock will be long-term capital gain or loss if you held the stock for more than one year. In the case of individuals, long-term capital gains are generally taxed at a maximum rate of 20 percent, or 18 percent for assets acquired after the year 2000 and held for more than five years, while the deductibility of capital losses is subject to limitation.

                                                                  -36-

Special Tax Rules Applicable to Non-U.S. Holders

     The following rules apply to you if you are a Non-U.S. Holder.

Taxation of Interest

     Payments of interest to nonresident persons or entities are generally subject to U.S. federal income tax at a rate of 30 percent, collected by means of withholding by the payor. Payments of interest on the notes to most Non-U.S. Holders, however, will qualify as
"portfolio interest," and thus will be exempt from the withholding tax, if the holders certify their nonresident status as described below. The portfolio interest exception will not apply to payments of interest to you if

     •  you own, directly or indirectly, 10 percent or more of the total combined voting power of all classes of our stock entitled to vote,

     •  you are a "controlled foreign corporation" that is related to us.

     In general, a foreign corporation is a controlled foreign corporation if more than 50 percent of its stock is owned, directly or indirectly, by one or more U.S. persons that each owns, directly or indirectly, 10 percent or more of the total combined voting power of all classes of stock entitled to vote. If you are a bank investing in the notes as an extension of credit made pursuant to a loan agreement entered into in the ordinary course of your trade or business, please consult your own tax advisor regarding your investment in the notes.

     The portfolio interest exception and several of the special rules for Non-U.S. Holders described below apply only if you certify your nonresident status. You can meet this certification requirement by providing a Form W-8BEN or appropriate substitute form to us, or our paying agent. If you hold the note through a financial institution or other agent acting on your behalf, you will be required to provide appropriate documentation to the agent. Your agent will then be required to provide certification to us or our paying agent, either directly or through other intermediaries. For payments made to a foreign partnership, the certification requirements will generally apply to the partners rather than the partnership.

Sale, Exchange or Redemption of Notes

     You generally will not be subject to U.S. federal income tax on any gain realized on the sale, exchange, or other disposition of notes. This general rule, however, is subject to several exceptions. For example, the gain would be subject to U.S. federal income tax if

     •  the gain is effectively connected with the conduct by you of a U.S. trade or business,

     •  you are a former citizen or long-term resident of the United States subject to special rules that apply to expatriates, or

     •  you are an individual present in the United States for 183 days or more in the year of such sale, exchange or disposition and certain other requirements are met.

Conversion of the Notes

     You generally will not recognize any income, gain or loss on converting a note into common stock. Any gain recognized as a result of your receipt of cash in lieu of a fractional share of stock would also generally not be subject to U.S. federal income tax.

                                                                  -37-

Dividends

     Dividends paid to you on common stock received on conversion of a note will generally be subject to U.S. withholding tax at a 30 percent rate. The withholding tax might not apply, however, or might apply at a reduced rate, under the terms of a tax treaty between the United States and your country of residence. In order to claim the benefits of a tax treaty, you must demonstrate your entitlement by certifying your nonresident status and eligibility for treaty benefits. Some of the common means of meeting this requirement are described above under "Special Tax Rules Applicable to Non-U.S. Holders - Taxation of Interest."

Sale of Common Stock

     You will generally not be subject to U.S. federal income tax on any gain realized on the sale, exchange, or other disposition of common stock. This general rule, however, is subject to exceptions, some of which are described above under "Special Tax Rules
Applicable to Non-U.S. Holders - Sale, Exchange or Redemption of Notes."

Income or Gains Effectively Connected With a U.S. Trade or Business

     The preceding discussion of the tax consequences of the purchase, ownership or disposition of notes or common stock by a Non-U.S.
Holder assumes that the holder is not engaged in a U.S. trade or business. If any interest on the notes, dividends on common stock, or gain from the sale, exchange or other disposition of the notes or stock is effectively connected with a U.S. trade or business conducted by you, then the income or gain will be subject to U.S. federal income tax at the regular graduated rates. If you are eligible for the benefits of a tax treaty between the United States and your country of residence, any "effectively connected" income or gain generally will be subject to U.S. federal income tax only if it is also attributable to a permanent establishment maintained by you in the United States. Payments of dividends that are effectively connected with a U.S. trade or business, and therefore included in your gross income, will not be subject to the 30 percent withholding tax. To claim this exemption from withholding, you must certify your qualification, which can be done by filing a Form W-8ECI. If you are a foreign corporation, your income effectively connected with a U.S. trade or business would generally be subject to an additional "branch profits tax." The branch profits tax rate is generally 30 percent, although an applicable tax treaty might provide for a lower rate.

United States Real Property Holding Corporation Status

     The Foreign Investment in Real Property Tax Act ("FIRPTA") rules may apply to a sale, exchange or other disposition of notes or common stock if we are, or were within five years before the transaction, a "United States real property holding corporation"
("USRPHC"). In general, we would be a USRPHC if interests in U.S. real estate comprised most of our assets. We do not believe that we are a USRPHC or that we will become one in the future. The FIRPTA rules would apply to a disposition by you only if we otherwise were a USRPHC and (i) in the case of common stock, you owned, directly or indirectly, more than 5 percent of our common stock within five years before the disposition of the common stock and (ii) in the case of the notes, you owned, directly or indirectly, notes which, as of any date on which such notes were acquired by you, had a fair market value greater than the fair market value on that date of 5 percent of our common stock (or, possibly, of the regularly traded class of stock with the lowest fair market value). If all of these conditions were met, and the FIRPTA rules applied to the sale, exchange, or other disposition of notes or common stock by you, then any gain recognized by you would be treated as effectively connected with a U.S. trade or business, and would thus be subject to U.S.
federal income tax.

U.S. Federal Estate Tax

     The estates of nonresident alien individuals are subject to U.S. federal estate tax on property with a U.S. situs. The notes will not be U.S. situs property as long as interest on the notes would have qualified as portfolio interest

                                                                  -38-

(as described above under "Special Tax Rules Applicable to Non-U.S. Holders - Taxation of Interest") were it received by the decedent at the time of death.
Because we are a U.S. corporation, our common stock will be U.S. situs property, and therefore will be included in the taxable estate of a nonresident alien decedent. The U.S. federal estate tax liability of the estate of a nonresident alien may be affected by a tax treaty between the United States and the decedent's country of residence.

Backup Withholding and Information Reporting

     The Internal Revenue Code and the Treasury regulations require those who make specified payments to report the payments to the
IRS. Among the specified payments are interest, dividends, and proceeds paid by brokers to their customers. The required information returns enable the IRS to determine whether the recipient properly included the payments in income. This reporting regime is reinforced by "backup withholding" rules. These rules require the payors to withhold tax at a 31 percent rate from payments subject to information reporting if the recipient fails to cooperate with the reporting regime, fails to provide a correct taxpayer identification number to the payor or if the IRS or a broker informs the payor that withholding is required. The information reporting and backup withholding rules do not apply to payments to corporations, whether domestic or foreign.

     If you are an individual U.S. holder of notes or common stock, payments of interest or dividends to you will generally be subject to information reporting, and will be subject to backup withholding unless you provide us with a correct taxpayer identification number and neither the IRS nor a broker informs us that withholding is required.

     The information reporting and backup withholding rules do not apply to payments that are subject to the 30 percent withholding tax on dividends or interest paid to nonresidents, or to payments that are exempt from that tax by application of a tax treaty or special exception. Therefore, payments of dividends on common stock, or interest on notes, will generally not be subject to information reporting or backup withholding. To avoid backup withholding on dividends, you will have to certify your nonresident status. Some of the common means of doing so are described under "Special Rules Applicable to Non-U.S. Holders-Taxation of Interest."

     If you are a U.S. Holder payments made to you by a broker upon a sale of notes or common stock will generally be subject to information reporting and possible backup withholding. If you are a Non-U.S. Holder payments made to you by a broker upon a sale of notes or common stock will not be subject to information reporting or backup withholding as long as you certify your foreign status.

     Any amounts withheld from a payment to a holder of notes or common stock under the backup withholding rules can be credited against any U.S. federal income tax liability of the holder.

     The preceding discussion of certain U.S. federal income tax considerations is for general information only. It is not tax advice.
You should consult your own tax advisor regarding the particular U.S. federal, state, local, and foreign tax consequences of purchasing, holding, and disposing of our notes or common stock, including the consequences of any proposed change in applicable laws.

                                                                  -39-

                                                                 LEGAL MATTERS

     The validity of the notes and the shares of common stock offered hereby have been passed upon for us by Robinson Silverman Pearce
Aronsohn & Berman LLP, New York, New York.

                                                                    EXPERTS

     The consolidated  financial  statements of Barnes & Noble, Inc.  incorporated by reference in this prospectus have been audited by
BDO Seidman,  LLP, independent  certified public accountants,  to the extent and for all periods set forth in their report incorporated herein by  reference,  and are  incorporated  herein in reliance  upon such report given upon the  authority of said firm as experts in auditing and accounting.

                                                  WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the SEC under the Exchange Act. The
Exchange Act file number for our SEC filings is 1-12302. You may read and copy any document we file at the following SEC public reference rooms:

                    Judiciary Plaza                      500 West Madison Street            7 World Trade Center
                 450 Fifth Street, N.W.                         14th Floor                       Suite 1300
                       Rm. 1024                          Chicago, Illinois 60661          New York, New York 10048
                 Washington, D.C. 20549

    You may obtain information on the operation of the public reference room in Washington, D.C. by calling the SEC at 1-800-SEC-0330.
We file information electronically with the SEC. Our SEC filings are available from the SEC's Internet site at http://www.sec.gov, which contains reports, proxy and information statements and other information regarding issuers that file electronically. You may also inspect our SEC reports and other information at the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

                                                      INCORPORATION BY REFERENCE

    We can disclose important information to you by referring you to those documents that we have previously filed with the SEC or documents that we will file with the SEC in the future. The information incorporated by reference is considered to be part of this prospectus, and information in documents that we file later with the SEC will automatically update and supersede information in this prospectus.  We incorporate by reference the documents listed below into this prospectus, and any future filings made by us with the
SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended.  The documents we incorporate by reference are:

    1. Our annual report on Form 10-K for the fiscal year ended February 3, 2001;

    2. Our definitive proxy materials on Schedule 14A as filed with the SEC on May 4, 2001; and

    3. Our current report on Form 8-K that we filed with the SEC on March 22, 2001.

    You may request a copy of these filings, at no cost, by writing or telephoning us at the following address and number: Barnes &
Noble, Inc., 122 Fifth Avenue, New York, New York 10001; telephone number (212) 633-3300, Attention: Investor Relations.

    We furnish our stockholders with annual reports that contain audited financial statements.

                                                                  -40-

                                                       PART II

                                       INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution

         The following  table  itemizes the expenses  incurred by us in connection  with the resale of the Notes and common stock being registered.  All the amounts shown are estimates except the Securities and Exchange Commission (the "Commission") registration fee.

                               Item                                                                         Amount
                               ----                                                                         ------

           Registration Fee - Securities and Exchange Commission..............................           $   75,000

           Legal Fees and Expenses............................................................           $   30,000

           Trustee Fees and Expenses..........................................................           $   10,000

           Transfer Agent Fees and Expenses...................................................           $   30,000

           Printing Fees and Expenses.........................................................           $   15,000

           Accounting Fees and Expenses.......................................................           $   10,000
                                                                                                          ---------

                  TOTAL.......................................................................           $  170,000
                                                                                                          =========

Item 15.  Indemnification of Directors and Officers

     Section 145 of the Delaware General  Corporation Law and Article X of our by-laws provide for the indemnification of our directors and officers in a variety of circumstances, which may include liabilities under the Securities Act.

     Article X of our by-laws  generally  requires us to indemnify  our  directors  and  officers  against all  liabilities  (including judgments,  settlements,  fines and  penalties)  and  reasonable  expenses  incurred in  connection  with the  investigation,  defense, settlement or appeal of any type of action,  whether  instituted by a third party or a stockholder  (either  directly or  derivatively)
and including specifically, but without limitation, actions brought under the Securities Act and/or the Exchange Act.

     In addition,  our Certificate of  Incorporation,  as amended,  contains a provision which  eliminates the personal  liability of a director to us and our  stockholders  for certain  breaches of his or her fiduciary  duty of care as a director.  This  provision  does not,  however,  eliminate or limit the personal  liability of a director (i) for any breach of such director's duty of loyalty to us or our stockholders,  (ii) for acts or omissions not in good faith or which involve intentional  misconduct or a knowing violation of law,
(iii) under the Delaware statutory provision making directors personally liable,  under a negligence  standard,  for unlawful dividends or unlawful  stock  repurchases  or  redemptions,  or (iv) for any  transaction  from which the director  derived an improper  personal benefit.  This provision offers persons who serve on our Board of Directors  protection  against awards of monetary  damages  resulting from breaches of their duty of care (except as indicated  above),  including grossly  negligent  business  decisions made in connection with takeover  proposals.  As a result of this provision,  our ability or the ability of our stockholders to successfully  prosecute an action against a director for a breach of his duty of care has been limited.  However,  the provision does not affect the  availability of equitable  remedies such as an  injunction or rescission  based upon a director's  breach of his duty of care.  The  Commission  has taken the position that the provision will have no effect on claims arising under the federal securities laws.

                                                                  -41-

Item 16.  Exhibits

(a)      Exhibits:

     4.1      Indenture,  dated as of March 14, 2001,  between  Barnes & Noble,  Inc. and United  States Trust  Company of New York, as
              trustee.*

     5.1      Opinion of Robinson Silverman Pearce Aronsohn & Berman LLP as to legality of securities being registered.

     10.1     Registration  Rights  Agreement,  dated as of March 8, 2001,  between  Barnes & Noble,  Inc.  and Credit  Suisse  First Boston
              Corporation and Merrill Lynch, Pierce, Fenner & Smith Incorporated.*

     12.1     Computation of Earnings to Fixed Charges Ratio.

     23.1     Consent of Robinson Silverman Pearce Aronsohn & Berman LLP (included as part of Exhibit 5.1).

     23.2     Consent of BDO Seidman LLP, independent auditors.

     24.1     Power of attorney (included on signature page).

     25.1     Form T-1 Statement of Eligibility of  Trustee for Indenture under the Trust Indenture Act of  1939.

     ___________________

     * Filed previously on Form 8-K filed by Barnes & Noble, Inc. on March 22, 2001.

Item 17.  Undertakings

     The undersigned Registrant hereby undertakes:

         (1)      To file,  during any period in which offers or sales are being made, a post-effective  amendment to this registration statement:

                  (a)      To include any prospectus required by Section 10(a)(3) of the Securities Act;

                  (b)      To reflect in the  prospectus  any facts or events  arising  after the  effective  date of the  registration statement (or the most recent  post-effective  amendment  thereof)  which,  individually  or in the aggregate,  represent a fundamental change in the information set forth in the registration statement;

                  (c)      To include any material  information  with respect to the plan of distribution  not previously  disclosed in the registration statement or any material change to such information in the registration statement.

           Notwithstanding  the  foregoing,  any  increase or decrease in volume of  securities  offered (if the total  dollar value of securities  offered would not exceed that which was  registered)  and any deviation  from the low or high end of the estimated  maximum offering range may be reflected in the form of prospectus filed with the Commission  pursuant to Rule 424(b) if, in the aggregate,  the changes in volume and price  represent  no more than a 20  percent  change in the  maximum  aggregate  offering  price set forth in the
"Calculation of Registration Fee" table in the effective registration statement.

           provided,  however,  that  paragraphs  (1)(a) and (1)(b) do not apply if the  registration  statement is on Form S-3 or Form
S-8, and the information  required to be included in a  post-effective  amendment by those  paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant

                                                                  -42-

to Section 13 or Section 15(d) of the Securities  Exchange Act of 1934, as amended (the "Exchange Act"), that are incorporated by reference in the registration statement.

         (2)      That,  for the purpose of determining  any liability  under the Securities  Act, each such  post-effective  amendment shall be deemed to be a new registration  statement relating to the securities offered therein,  and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3)      To remove from  registration by means of a  post-effective  amendment any of the securities  being  registered  which remain unsold at the termination of the offering.

         (4)      That, for purposes of determining  any liability  under the Securities  Act, each filing of the  Registrant's  annual report  pursuant to Section  13(a) or Section  15(d) of the Exchange Act (and,  where  applicable,  each filing of an employee  benefit plan's annual report  pursuant to Section 15(d) of the Exchange Act) that is incorporated  by reference in the  registration  statement shall be deemed to be a new registration  statement relating to the securities offered therein,  and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         The undersigned  Registrant hereby further undertakes to deliver or cause to be delivered with the prospectus,  to each person to whom the  prospectus  is sent or given,  the latest  annual  report to security  holders  that is  incorporated  by reference in the prospectus  and furnished  pursuant to and meeting the  requirements  of Rule 14a-3 or Rule 14c-3 under the Exchange  Act;  and,  where interim  financial  information  required  to be  presented  by Article 3 of  Regulation  S-X are not set forth in the  prospectus,  to deliver,  or cause to be  delivered  to each  person to whom the  prospectus  is sent or given,  the latest  quarterly  report  that is specifically incorporated by reference in the prospectus to provide such interim financial information.

         Insofar as  indemnification  for  liabilities  arising under the Securities Act may be permitted to directors,  officers,  and controlling persons of the Registrant pursuant to the foregoing provisions,  or otherwise,  the Registrant has been advised that in the opinion of the  Commission  such  indemnification  is against  public  policy as expressed  in the  Securities  Act and is,  therefore, unenforceable.  In the event that a claim for  indemnification  against such  liabilities  (other than the payment by the Registrant of expenses  incurred or paid by a director,  officer or controlling  person of the  Registrant in the  successful  defense of any action, suit or proceeding) is asserted by such director,  officer or controlling  person in connection with the securities  being  registered, the Registrant will,  unless in the opinion of its counsel the matter has been settled by controlling  precedent,  submit to a court of appropriate  jurisdiction the question whether such  indemnification  by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                                                  -43-

                                                     SIGNATURES

         Pursuant to the  requirements  of the  Securities  Act of 1933, as amended,  the  registrant  certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this  registration  statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of New York, State of New York, on May 31, 2001.

                                                     BARNES & NOBLE, INC.

                                                     By: /s/Leonard Riggio
                                                        --------------------------------
                                                        Leonard Riggio, Chairman and
                                                           Chief Executive Officer

                                                  POWER OF ATTORNEY

         KNOW ALL MEN BY THESE  PRESENTS,  that each person whose  signature  appears  below hereby  constitutes  and appoints  Leonard
Riggio,  Maureen  O'Connell and Michael N. Rosen, and each or any of them, his true and lawful  attorney-in-fact  and agent,  with full power of substitution  and  resubstitution,  for him and in his name,  place and stead, in any and all capacities,  to sign any and all amendments (including  post-effective  documents in connection therewith),  with the Securities and Exchange Commission,  granting unto each said  attorney-in-fact  and agent full power and authority to do and perform each and every act and thing  requisite and necessary to be done,  as fully to all intents and purposes as he might or could do in person,  hereby  ratifying  and  confirming  all that said attorney-in-fact  and agent or either of them,  or their or his  substitute  or  substitutes,  may  lawfully  do or cause to be done by virtue hereof.

         Pursuant to the  requirements of the Securities Act of 1933, as amended,  this  registration  statement has been signed by the following persons in the capacities and on the dates indicated.

         Name                                  Title                                           Date
         ----                                  -----                                           ----

/s/ Leonard Riggio                  Chairman of the Board, Chief Executive Officer             May 31, 2001
_______________________________     (Principal Executive Officer)
Leonard Riggio

/s/ Stephen Riggio                  Vice Chairman of the Board                                 May 31, 2001
_______________________________
Stephen Riggio

/s/ Maureen E. O'Connell            Chief Financial Officer                                    May 31, 2001
_______________________________     (Principal Financial Officer)
Maureen E. O'Connell

/s/ Michael G. Archbold             Vice President and Chief Financial                         May 31, 2001
_______________________________     Officer of Barnes & Noble Booksellers
Michael G. Archbold                 (Chief Accounting Officer)

/s/ Matthew A. Berdon               Director                                                   May 31, 2001
_______________________________
Matthew A. Berdon

/s/ William Dillard II              Director                                                   May 31, 2001
_______________________________
William Dillard II

/s/ Michael J. DelGuidce            Director                                                   May 31, 2001
_______________________________
Michael J. Del Giudice

                                                                  -44-

/s/ Irene R. Miller                 Director                                                   May 31, 2001
_______________________________
Irene R. Miller

/s/ Margaret T. Monaco              Director                                                   May 31, 2001
_______________________________
Margaret T. Monaco

/s/ Michael N. Rosen                Secretary and Director                                     May 31, 2001
_______________________________
Michael N. Rosen

/s/ William Sheluck, Jr.            Director                                                   May 31, 2001
_______________________________
William Sheluck, Jr.

                                                                  -45-

                                                             EXHIBIT INDEX

   Exhibit No.                              Description

      4.1             Indenture,  dated as of March 14,  2001,  between  Barnes & Noble,  Inc. and United  States Trust  Company of New
                      York, as trustee.*

      5.1             Opinion of Robinson Silverman Pearce Aronsohn & Berman LLP as to legality of securities being registered.

     10.1             Registration  Rights Agreement,  dated as of March 8, 2001,  between Barnes & Noble, Inc. and Credit Suisse First
                      Boston Corporation and Merrill Lynch, Pierce, Fenner & Smith Incorporated.*

     12.1             Computation of Earnings to Fixed Charges Ratio.

     23.1             Consent of Robinson Silverman Pearce Aronsohn & Berman LLP (included as part of Exhibit 5.1).

     23.2             Consent of BDO Seidman LLP, independent auditors.

     24.1             Power of attorney (included on signature page).

     25.1             Form T-1 Statement of Eligibility of  Trustee for Indenture under the Trust Indenture Act of 1939.

__________________________

* Filed previously on Form 8-K filed by Barnes & Noble, Inc. on March 22, 2001.